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EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
AMX CORPORATION
AT
$22.50 NET PER SHARE
BY
AMHERST ACQUISITION CO.
A WHOLLY-OWNED SUBSIDIARY OF
THRALL OMNI COMPANY, INC.
AN AFFILIATE OF
DUCHOSSOIS INDUSTRIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 15, 2005 (THE "MERGER AGREEMENT"), BY AND AMONG THRALL OMNI COMPANY, INC. ("THRALL OMNI"), AMHERST ACQUISITION CO., A WHOLLY-OWNED SUBSIDIARY OF THRALL OMNI ("SUBCORP"), AND AMX CORPORATION ("AMX"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF AMX THAT REPRESENTS AT LEAST A MAJORITY (DETERMINED ON A FULLY DILUTED BASIS TO INCLUDE ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE) OF ALL OUTSTANDING SHARES, AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14—"CONDITIONS OF THE OFFER."

THE BOARD OF DIRECTORS OF AMX HAS UNANIMOUSLY (I) APPROVED THE MERGER AGREEMENT, AND DEEMED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE AMX SHAREHOLDERS, (II) APPROVED THE MERGER AGREEMENT, THE SUPPORT AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE SUPPORT AGREEMENTS, INCLUDING THE OFFER AND THE MERGER IN ALL RESPECTS AND FOR PURPOSES OF ARTICLE 13.03 OF THE TEXAS BUSINESS CORPORATION ACT AND (III) RECOMMENDS THAT THE AMX SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES UNDER THE OFFER TO SUBCORP.

IMPORTANT

Any AMX shareholder wishing to tender Shares in the Offer must either (i) complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, and mail or deliver the letter of transmittal and all other required documents to The Bank of New York (the "Depositary") together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request the AMX shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Subcorp. An AMX shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the AMX shareholder wishes to tender those Shares.

Any AMX shareholder that wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below) or that cannot comply with the procedures for book-entry transfer on a timely basis may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, or Goldman Sachs & Co., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. AMX shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
February 24, 2005

TABLE OF CONTENTS

Page

Summary Term Sheet	ii
Introduction
1. Terms of the Offer	3
2. Acceptance for Payment and Payment for Shares	5
3. Procedures for Accepting the Offer and Tendering Shares	6
4. Withdrawal Rights	9
5. Material United States Federal Income Tax Consequences	10
6. Price Range of the Shares; Dividends	10
7. Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Securities Exchange Act Registration; Margin Regulations	11
8. Information Concerning AMX	13
9. Information Concerning DII, Thrall Omni and Subcorp	14
10. Background of the Offer; Past Contacts or Negotiations with AMX	16
11. Purpose of the Offer; the Merger Agreement; the Support Agreements; the Confidentiality Agreement; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for AMX	21
12. Source and Amount of Funds	38
13. Dividends and Distributions	38
14. Conditions of the Offer	39
15. Legal Matters; Required Regulatory Approvals	40
16. Fees and Expenses	42
17. Miscellaneous	43
Schedule I—Directors and Executive Officers of DII, Thrall Omni and Subcorp	44

i

Summary Term Sheet

Securities Sought:	All outstanding common stock of AMX Corporation.
Price Offered Per Share:	$22.50
Scheduled Expiration Date:	March 23, 2005.
Purchaser:	Amherst Acquisition Co., a wholly-owned subsidiary of Thrall Omni Company, Inc.
Minimum Condition:
A number of shares of common stock, par value $0.01 per share, that represents at least a majority (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire shares of AMX common stock on the date of purchase) of all outstanding shares of AMX common stock. As of February 23, 2005, the required minimum number of shares would have been 7,002,773 AMX common shares.
Principal Shareholders' Support Agreements:	The Principal Shareholders have agreed to tender the 2,166,592 AMX shares they beneficially own in the Offer (other than 60,000 shares held by Robert Carroll which will be exchanged in the Merger).
AMX Board Recommendation:	AMX's Board of Directors unanimously recommends that the AMX shareholders tender into the Offer.

Principal Terms

  •
  Thrall Omni Company, Inc., a Delaware corporation, through its wholly-owned subsidiary, is offering to buy all the outstanding common stock of AMX Corporation, a Texas corporation. Thrall Omni is an affiliate of Duchossois Industries, Inc., an Illinois corporation.

  •
  The tender price is $22.50 per share in cash.

  •
  The offer is the first step in Thrall Omni's plan to acquire all outstanding AMX shares, as provided in Thrall Omni's merger agreement with AMX. If the offer is successful, Thrall Omni, through its wholly-owned subsidiary, will acquire any remaining AMX shares in a later merger for $22.50 per share in cash. AMX shareholders will have appraisal rights in the merger, but not in the offer.

  •
  The initial offering period of the offer will expire at 12:00 midnight, New York City time, on Wednesday, March 23, 2005. Under the merger agreement, each of AMX and Subcorp may cause the offer to be extended in certain circumstances for certain periods of time. Subcorp also may elect to provide a "subsequent offering period" of not less than three and no more than 20 business days beginning immediately after the expiration date of the offer.

  •
  If Subcorp decides to extend the offer, Subcorp will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer.

  •
  Pursuant to support/tender agreements entered into with Thrall Omni, Chris Apple, Steven Byars, Robert Carroll, Carl Evans, Patrick Gallagher, Larry Goldstein, Peter Nohren, Scott Norder, Michael Olinger, David Richard, Rashid Skaf, John Wilson, Peter York and
  Scott Miller, who are collectively referred to as the Principal Shareholders, have agreed, subject to certain conditions, to tender all of their AMX shares into the offer, other than 60,000 shares held by Robert Carroll which will be exchanged in the merger.

AMX Board Recommendation

        The board of directors of AMX unanimously:

  •
  approved the merger agreement, and deemed the merger agreement, the offer, the merger and the transactions contemplated by the merger agreement advisable, fair to and in the best interests of the AMX shareholders,

  •
  approved the merger agreement, the support agreements and the transactions contemplated by the merger agreement, including the offer and the merger, in all respects, and

  •
  recommends that the AMX shareholders accept the offer and tender their AMX shares under the offer to Subcorp.

Conditions and Termination

        Subcorp is not required to complete the offer, unless:

  •
  the number of shares validly tendered and not withdrawn represents at least a majority (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire AMX shares on the date of purchase) of all outstanding AMX shares. As of February 23, 2005, the required minimum number of shares would have been 7,002,773 AMX shares; and

  •
  any applicable waiting period under the HSR Act has expired or been terminated.

Other conditions to the offer and Thrall Omni's and AMX's respective rights to terminate the merger agreement are described on pages 32 and 33 of this offer to purchase. The offer is not conditioned on Thrall Omni obtaining financing.

Procedures for Tendering

        If you wish to accept the offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in this offer to purchase and the enclosed letter of transmittal for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 6 through 9 of this offer to purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the depositary before the offer expires, you may be able to tender your AMX shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, Georgeson Shareholder Communications, Inc., at (877) 278-9676 (Toll-Free) or the Dealer Manager, Goldman, Sachs & Co., at (800) 323-5678 (Toll-Free) for assistance. See pages 6 through 9 of this offer to purchase for further details.

  •
  If you hold your AMX shares through a broker or bank, you should contact your broker or bank and give instructions that your AMX shares be tendered.

Withdrawal Rights

  •
  If, after tendering your AMX shares in the offer, you decide that you do not want to accept the offer, you can withdraw your AMX shares by so instructing the depositary in writing before the offer expires. If you tendered your AMX shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your AMX shares. See pages 9 through 10 of this offer to purchase for further details.

Recent AMX Trading Prices

  •
  The closing price for AMX shares was $21.34 per share on February 14, 2005, the last trading day before we announced the merger agreement, and $22.35 per share on February 23, 2005, the last trading day before the date of this offer to purchase. Before deciding whether to tender, you should obtain a current market quotation for the shares.

  •
  If the offer is successful, we expect AMX shares to continue to be traded on the Nasdaq National Market until the time of the merger, although we expect trading volume to be significantly below its pre-offer level. Please note that the time period between completion of the offer and the merger may be very short (i.e., less than one trading day).

Income Tax Consequences of Tendering Your AMX Shares

  •
  The sale or exchange of AMX shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes. In general, an AMX shareholder that sells AMX shares pursuant to the offer or receives cash in exchange for AMX shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the AMX shareholder's tax basis in the AMX shares sold or exchanged. See page 10 of this offer to purchase for further details.

Further Information

  •
  If you have questions about the offer, you can call either the Information Agent or the Dealer Manager:

The Information Agent:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll-Free: (877) 278-9676

The Dealer Manager:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Call Collect: (212) 902-1000
Call Toll-Free: (800) 323-5678

Frequently Asked Questions

        The following are answers to some of the questions you, as an AMX shareholder, may have about the offer. We urge you to carefully read the remainder of this offer to purchase and the letter of transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Who is offering to buy my securities?

        We are Amherst Acquisition Co., a Texas corporation formed for the purpose of making this acquisition. We are a wholly-owned subsidiary of Thrall Omni, which is an affiliate of Duchossois Industries, Inc. See the "Introduction" to this offer to purchase and Section 9—"Information Concerning DII, Thrall Omni and Subcorp" in this offer to purchase.

Will I have to pay any fees or commissions?

        If you are the record owner of your AMX shares and you directly tender your AMX shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your AMX shares through a broker or other nominee, and your broker tenders your AMX shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this offer to purchase.

Have any AMX shareholders agreed to tender their Shares?

        Yes. Chris Apple, Steven Byars, Robert Carroll, Carl Evans, Patrick Gallagher, Larry Goldstein, Peter Nohren, Scott Norder, Michael Olinger, David Richard, Rashid Skaf, John Wilson, Peter York and Scott Miller who, collectively, as of February 15, 2005, held the power to dispose of 2,166,592 of the outstanding AMX shares (or approximately 17.7% of the outstanding AMX shares as of that date), have agreed in support/tender agreements, dated February 15, 2005, to tender their AMX shares (other than 60,000 shares held by Robert Carroll which will be exchanged in the merger) in the offer. The support/tender agreements provide, among other things, that the Principal Shareholders:

  •
  agree not to transfer any AMX shares held by them or the voting rights associated with those shares; and

  •
  agree to tender all AMX shares held by them (other than 60,000 shares held by Robert Carroll which will be exchanged in the merger) into the offer as promptly as practicable but in no event later than seven business days after the offer is commenced.

        The support/tender agreements contain other important terms and provisions that limit each Principal Shareholder's actions with respect to their AMX shares. See Section 11(c)—"The Support Agreements" in this offer to purchase for a description of the material terms of the support/tender agreements.

Do you have the financial resources to make payment?

        Yes. Thrall Omni, our parent company, and Duchossois Industries, Inc., an affiliate of Thrall Omni, will provide us with sufficient funds to purchase all AMX shares validly tendered in the offer and to provide funding for our acquisition of the remaining AMX shares in the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned upon any financing arrangements. Thrall Omni and Duchossois Industries Inc. will obtain the necessary funds from their respective ongoing free cash flow and working capital. See Section 12—"Source and Amount of Funds" of this offer to purchase.

v

Is your financial condition relevant to my decision to tender my AMX shares in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your AMX shares and accept the offer because:

  •
  the offer is being made for all outstanding AMX shares solely for cash;

  •
  we, through our parent company, Thrall Omni, have sufficient funds and financial resources available to purchase all AMX shares validly tendered in the offer;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining AMX shares for the same cash price in the merger.

        See Section 12—"Source and Amount of Funds" in this offer to purchase.

Will the offer be followed by a merger?

        Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for at least a majority (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire AMX shares on the date of purchase) of all outstanding AMX shares (as of February 23, 2005, that number would have been 7,002,773 AMX shares) and the other conditions are satisfied or waived, Subcorp will merge with and into AMX. That number assumes that no Shares or options to acquire Shares with a per share exercise price of less than $22.50 are issued after February 24, 2005. If the merger takes place, Thrall Omni will own all of the AMX shares, and all the remaining AMX shareholders, other than the AMX dissenting shareholders that properly exercise appraisal rights, will receive $22.50 per AMX share in cash. See the "Introduction" to this offer to purchase. See also Section 11(b)—"The Merger Agreement" and Section 14—"Conditions of the Offer" in this offer to purchase for a description of the conditions to the merger and the offer.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

        You may call Georgeson Shareholder Communications, Inc. at (877) 278-9676 (Toll-Free). Georgeson Shareholder Communications, Inc. is acting as the Information Agent. You may also call Goldman, Sachs & Co. at (212) 902-1000 or (800) 323-5678 (Toll-Free). Goldman, Sachs & Co. is acting as the Dealer Manager. See the back cover of this offer to purchase.

To: All Holders of Shares of Common Stock of AMX Corporation

Introduction

        Amherst Acquisition Co. ("Subcorp"), a Texas corporation and a wholly-owned subsidiary of Thrall Omni Company, Inc., a Delaware corporation ("Thrall Omni"), which is an affiliate of Duchossois Industries, Inc., an Illinois corporation ("DII"), is offering to purchase all outstanding shares ("Shares") of common stock of AMX Corporation, a Texas corporation ("AMX"), at a purchase price of $22.50 per Share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer").

        The tendering AMX shareholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Subcorp pursuant to the Offer. AMX shareholders that hold their Shares through bankers or brokers should check with those institutions as to whether or not they charge any service fee. However, if an AMX shareholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to that AMX shareholder. See Section 3—"Procedures for Accepting the Offer and Tendering Shares." Thrall Omni will pay all charges and expenses of Goldman, Sachs & Co., as Dealer Manager (the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Georgetown Shareholder Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16—"Fees and Expenses."

        The board of directors of AMX (the "AMX Board") acting unanimously (a) has approved the Merger Agreement (as defined below), and deemed the Merger Agreement, the Offer, the Merger (as defined below) and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of the AMX shareholders, (b) has approved the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Offer and the Merger in all respects and for purposes of Article 13.03 of the Texas Business Corporation Act (the "TBCA"), and (c) recommends that the AMX shareholders accept the Offer and tender their Shares under the Offer to Subcorp.

        Subcorp is not required to purchase any Shares unless at least a majority (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire Shares on the date of purchase) of the Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition"). Pursuant to the Support Agreements entered into with Thrall Omni, each of Chris Apple, Steven Byars, Robert Carroll, Carl Evans, Patrick Gallagher, Larry Goldstein, Peter Nohren, Scott Norder, Michael Olinger, David Richard, Rashid Skaf, John Wilson, Peter York and Scott Miller (collectively, the "Principal Shareholders") have agreed to tender the 2,166,592 Shares beneficially owned by them as of February 15, 2005 into the Offer (other than 60,000 Shares held by Robert Carroll which will be exchanged in the Merger). Subcorp reserves the right (subject to the applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission") and to the prior written consent of AMX), which Subcorp presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer also is subject to certain other terms and conditions. See Sections 1—"Terms of the Offer," 14—"Conditions of the Offer" and 15—"Legal Matters; Required Regulatory Approvals."

        AMX has informed Thrall Omni and Subcorp that, as of February 14, 2005, there were (a) 12,235,087 Shares issued and outstanding and (b) options with a per share exercise price of less than $22.50 to purchase an aggregate of 1,770,457 Shares under the AMX option plans. Based on these numbers, and assuming that no Shares or options to acquire Shares with a per share exercise price of less than $22.50 are issued after February 24, 2005, the Minimum Condition will be satisfied if at least

7,002,773 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. The actual number of Shares required to be tendered and not withdrawn to satisfy the Minimum Condition will depend upon the actual number of Shares (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire Shares) on the date that Subcorp accepts Shares for payment pursuant to the Offer.

        As a condition and inducement to Thrall Omni's and Subcorp's entering into the Merger Agreement, the Principal Shareholders who, as of February 15, 2005, held the power to dispose of 2,166,592 Shares, concurrently with the execution and delivery of the Merger Agreement entered into the Support/Tender Agreements (the "Support Agreements"), each dated February 15, 2005, with Thrall Omni. Under the Support Agreements, the Principal Shareholders agreed, among other things, to tender the Shares then held by them in the Offer (other than 60,000 Shares held by Robert Carroll which will be exchanged in the Merger). See Section 11(c)—"The Support Agreements."

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Subcorp will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, March 23, 2005, unless Subcorp determines to extend the period of time for which the initial offering period of the Offer is open, in which case "Expiration Date" will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. Subcorp may, in compliance with applicable law, provide an additional period following the Offer in which the AMX shareholders would be able to tender Shares not tendered in the Offer (a "Subsequent Offering Period") of three to 20 business days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Subcorp is making the Offer pursuant to the Agreement and Plan of Merger, dated as of February 15, 2005, by and among Thrall Omni, Subcorp and AMX (the "Merger Agreement"). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, AMX will merge with Subcorp (the "Merger"), with AMX continuing as the surviving corporation after the Merger. In the Merger, each outstanding Share that is not owned by AMX or by Thrall Omni, Subcorp or any of their subsidiaries (other than Shares held by AMX shareholders that properly exercise their dissenters rights under the TBCA) will be converted into the right to receive $22.50 net in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"). Section 11(b) contains a more detailed description of the Merger Agreement. Section 5 describes the principal United States federal income tax consequences of the sale of Shares in the Offer (including any Subsequent Offering Period) and the Merger.

        Seven Hills Partners LLC ("AMX's Financial Advisor") has delivered to the AMX Board a written opinion, dated February 15, 2005, to the effect that, as of that date, and based upon and subject to certain matters stated in its opinion, $22.50 per share in cash to be received in the Offer and the Merger by the AMX shareholders is fair, from a financial point of view, to the AMX shareholders. A copy of AMX's Financial Advisor's opinion is included with AMX's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed with this Offer to Purchase, and AMX shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by AMX's Financial Advisor.

        Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived and the Offer is completed, Subcorp will own a sufficient number of Shares to ensure that the Merger will be approved by AMX shareholders. See Section 11—"Purpose of the Offer; the Merger Agreement; the Support Agreements; the Confidentiality Agreement; Statutory Requirements; Appraisal Rights; 'Going Private' Transactions; Plans for AMX."

        The Offer is conditioned upon the fulfillment of the conditions described in Section 14—"Conditions of the Offer." The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 23, 2005, unless the Offer is extended.

        This Offer to Purchase and the related Letter of Transmittal contain important information that AMX shareholders should read carefully before making any decision with respect to the Offer.

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Subcorp will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14—"Conditions of the Offer" have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Subcorp may extend the Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. AMX shareholders may withdraw their Shares previously tendered at any time prior to the Expiration Date as it may be extended from time to time. See Section 4—"Withdrawal Rights." At the written request of AMX, and subject to the terms of the Merger Agreement, Subcorp will extend the Expiration Date for periods that it reasonably determines in the event that (a) the Minimum Condition has not been satisfied; provided that AMX will not be entitled to any extension of the Expiration Date in the event the obligations of certain of the Principal Shareholders under the Support Agreements have been breached, (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the "HSR Act"), has not expired or been terminated at the then scheduled Expiration Date, (c) AMX shall have failed to perform its obligations under the Merger Agreement and the cure period available for such breach has not expired, or (d) AMX has delivered to Thrall Omni within three business days of the initial Expiration Date a notice of its intention to terminate the Merger Agreement to accept a superior proposal.

        Subcorp also has agreed in the Merger Agreement that, if, at the Expiration Date, all conditions of the Offer have been satisfied or waived and Subcorp has accepted for payment all Shares tendered in the Offer, Subcorp may, in compliance with applicable law, provide a "Subsequent Offering Period." A Subsequent Offering Period, if one is provided, will allow AMX shareholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Subcorp elects to have a Subsequent Offering Period, the Subsequent Offering Period will not be shorter than three business days nor longer than 20 business days with the exact number of days to be determined at Subcorp's election. In a Subsequent Offering Period, Shares may be tendered as is applicable in the Offer (except that Shares tendered may not be withdrawn) and Subcorp will immediately accept and promptly pay for Shares as they are tendered. In the event that Subcorp elects to provide a Subsequent Offering Period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for March 23, 2005.

        Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, Subcorp also reserves the right, in Subcorp's sole discretion, at any time or from time to time, to (a) delay purchase of, or payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Legal Matters; Required Regulatory Approvals"; or if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—"Conditions of the Offer"; (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—"Conditions of the Offer"; and (c) except as set forth in the Merger Agreement, waive any condition to the Offer (other than the Minimum Condition, which only may be waived with AMX's prior written consent) or otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Subcorp acknowledges (x) that Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Securities Exchange Act") requires Subcorp to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (y) that Subcorp may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

        The rights Subcorp reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—"Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Subcorp may choose to make any public announcement, Subcorp will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

        If Subcorp makes a material change in the terms of the Offer, or if Subcorp waives a material condition to the Offer, Subcorp will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the Commission. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Subcorp decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to AMX shareholders, Subcorp will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition.  See Section 14—"Conditions of the Offer."

        Consummation of the Offer also is conditioned upon expiration or termination of all waiting periods imposed by the HSR Act, and the satisfaction or waiver of other conditions set forth in Section 14—"Conditions of the Offer." Subcorp reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with AMX's prior written consent. If, by the Expiration Date, any or all of those conditions have not been satisfied, Subcorp may elect to (a) extend the Offer for such period as it determines provided that such period will not exceed five business day increments if all of those conditions other than the Minimum Condition are satisfied or waived and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering AMX shareholders. In the event that Subcorp waives any condition set forth in Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to AMX shareholders, require that the Offer remain open for an additional period of time and/or that Thrall Omni and Subcorp disseminate information concerning such waiver.

        AMX has provided Thrall Omni and Subcorp with its shareholder lists and security position listings for the purpose of disseminating the Offer to AMX shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if Subcorp extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the Commission, Subcorp will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4—"Withdrawal Rights") prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14—"Conditions of the Offer." If Subcorp includes a Subsequent Offering Period, Subcorp will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to applicable regulations of the Commission, Subcorp reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15—"Legal Matters; Required Regulatory Approvals."

        For information with respect to approvals that Thrall Omni and Subcorp are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—"Legal Matters; Required Regulatory Approvals."

        In all cases, Subcorp will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"; (b) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

        "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Subcorp may enforce that agreement against the participant.

        For purposes of the Offer, Subcorp will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn as, if and when Subcorp gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering AMX shareholders for the purpose of receiving payment from Subcorp and transmitting payment to validly tendering AMX shareholders.

        Under no circumstances will Subcorp pay interest on the purchase price for Shares.

        If Subcorp does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Subcorp will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

        If, prior to the Expiration Date, Subcorp increases the price offered to AMX shareholders in the Offer, Subcorp will pay the increased price to all AMX shareholders from whom Subcorp purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, Subcorp has no intention to increase the price in the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Share Certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

        Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a Subsequent Offering Period, the tendering AMX shareholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the Subsequent Offering Period.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering AMX shareholder's acceptance of the Offer, as well as the tendering AMX shareholder's representation and warranty that the AMX shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Subcorp's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Subcorp and you upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act) (each, an "Eligible Institution" and collectively, "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery of Share Certificates.

        Guaranteed Delivery.    If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution;

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Subcorp; and

  •
  the Depositary receives Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, Subcorp will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering AMX shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

        AMX Stock Options.    Under the Merger Agreement, holders of outstanding options (whether or not vested) to purchase Shares ("Options") under the AMX 1995 Stock Option Plan (the "1995 Plan"), the AMX 1995 Director Stock Option Plan (the "Director Plan") and the AMX 1999 Equity Incentive Plan (the "Incentive Plan" and, together with the 1995 Plan and the Director Plan, the "Option Plans") will be entitled to receive for each Share subject to such Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (a) the number of Shares subject to such Option immediately prior to the Effective Time and (b) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Option (such amount being hereinafter referred to as the "Option Consideration"). Each Option will be canceled (x) upon receipt by the holder thereof of the Option Consideration, in the case of an Option having a per share exercise price less than the Merger Consideration, and (y) at the Effective Time, in the case of an Option having a per share exercise price equal to or greater than the Merger Consideration. The cancellation of an Option as provided in the immediately preceding sentence will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option.

        Under the Merger Agreement, AMX has agreed to use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Options and to take all other necessary actions under the Option Plans to give effect to the foregoing. The Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of AMX or any of its subsidiaries will be canceled as of the Effective Time, and AMX has agreed to use its reasonable best efforts to ensure that following the Effective Time no participant in the Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of AMX, the Surviving Corporation or any of their respective subsidiaries and to terminate all such plans.

        Restricted Share Grants.    Holders of restricted Shares issued pursuant to the Company's 1999 Equity Incentive Plan may tender such Shares in the Offer. The AMX Board has agreed to waive any forfeiture provisions with respect to any such Shares that are tendered in the Offer to the extent that such provisions have not otherwise lapsed.

        Backup United States Federal Income Tax Withholding.    Under United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, an AMX shareholder that is a United States person (as defined for United States federal income tax purposes) must provide the Depositary with the AMX shareholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that the TIN is correct and that the AMX shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on the AMX shareholder and any payment made to the AMX shareholder pursuant to the Offer may be subject to backup withholding. All AMX shareholders surrendering Shares pursuant to the Offer that are United States persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain AMX shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign AMX shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These AMX shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to an AMX shareholder may be refunded or credited against the AMX shareholder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

        Appointment as Proxy.    By executing the Letter of Transmittal, you irrevocably appoint Subcorp's designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Subcorp accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Subcorp accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Subcorp's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of AMX shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of AMX shareholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Subcorp or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of AMX shareholders.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Subcorp, in its sole discretion, which determination will be final and binding on all parties. Subcorp reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Subcorp not to be in proper form or the acceptance of or payment for which may, in the opinion of Subcorp's counsel, be unlawful. Subcorp also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires AMX's prior written consent) or any defect or irregularity in any tender of Shares of any particular AMX shareholder, whether or not similar defects or irregularities are waived in the case of other AMX shareholders. Subcorp's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Subcorp. None of DII, Thrall Omni, Subcorp or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     Withdrawal Rights

        Other than during a Subsequent Offering Period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after April 24, 2005. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Subcorp is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Subcorp's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Subcorp's behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the Commission.

        In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Subcorp, in its sole discretion, which determination will be final and binding. None of DII, Thrall Omni, Subcorp or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Material United States Federal Income Tax Consequences

        Your receipt of cash for Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, if you sell or exchange your Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Merger, you generally will recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of AMX shareholders, including AMX shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the United States Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies).

        You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, the Subsequent Offering Period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6.     Price Range of the Shares; Dividends

        According to AMX's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, the Shares were traded on the Nasdaq National Market under the symbol "AMXC". The following table sets forth, for the periods indicated, the high and low sale prices per Share on the Nasdaq National Market as reported in the Company's Form 10-K with respect to the fiscal years ended March 31, 2003 and 2004, and as reported during the Company's 2005 fiscal year by published financial resources:

	High	Low
Fiscal 2003
First Quarter	$2.80	$1.18
Second Quarter	2.50	1.11
Third Quarter	3.10	1.75
Fourth Quarter	3.02	1.94
Fiscal 2004
First Quarter	$3.05	$1.93
Second Quarter	6.39	3.01
Third Quarter	8.32	4.50
Fourth Quarter	10.68	8.06
Fiscal 2005
First Quarter	$11.66	$8.75
Second Quarter	19.92	10.17
Third Quarter	20.58	16.03
Fourth Quarter (through February 23, 2005)	22.38	15.50

        AMX has never paid any dividends on the Shares. Under the terms of the Merger Agreement, AMX is not permitted to declare or pay dividends with respect to the Shares.

        On February 14, 2005, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the Nasdaq National Market for the Shares was $21.34 per Share. On February 23, 2005, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the Nasdaq National Market for the Shares was $22.35 per Share.

        AMX shareholders are urged to obtain current market quotations for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Securities Exchange Act Registration; Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Thrall Omni nor Subcorp can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

        Nasdaq Listing.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq National Market. According to the published guidelines of The Nasdaq Stock Market, Inc. ("Nasdaq"), Nasdaq would consider disqualifying the Shares for listing on the Nasdaq National Market (though not necessarily for listing on the Nasdaq SmallCap Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, AMX has shareholders' equity of less than $10 million or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, Nasdaq would consider delisting Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1 or (f)(i) AMX has stockholders' equity of less than $2.5 million, (ii) the market value of AMX's listed securities is less than $35 million over a 10 consecutive business day period and (iii) AMX's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers and directors of AMX, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to AMX, as of February 23, 2005, there were 12,270,987 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected. In the event the Shares were no longer listed on the Nasdaq National Market, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as described above.

        Securities Exchange Act Registration.    The Shares currently are registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by AMX to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. According to AMX's Annual Report on Form 10-K for the year fiscal year ended March 31, 2004, there were approximately 215 holders of record of Shares as of May 27, 2004. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that AMX is required to furnish to AMX shareholders and the Commission and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to AMX. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 promulgated under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to AMX. In addition, the ability of "affiliates" of AMX and persons holding "restricted securities" of AMX to dispose of the securities pursuant to Rule 144 promulgated under the United States Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. Thrall Omni and Subcorp believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be Subcorp's intention to cause AMX to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on the Nasdaq (unless delisted as set forth in "—Nasdaq Listing") will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.     Information Concerning AMX

        General.    Except as otherwise set forth herein, the information concerning AMX contained in this Offer to Purchase has been furnished by AMX or taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of DII, Thrall Omni, Subcorp, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depository assumes any responsibility for the accuracy of the information concerning AMX contained in such documents and records or for any failure by AMX to disclose events which may have occurred or may effect the significance or accuracy of any such information but which are unknown to DII, Thrall Omni, Subcorp, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depository. The following description of AMX and its business has been taken from AMX's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and is qualified in its entirety by reference thereto.

        AMX is a Texas corporation with its principal executive offices located at 3000 Research Drive, Richardson, Texas 75082. AMX's telephone number is (469) 624-8000. AMX is a leading designer, developer, marketer and distributor of sophisticated systems that control a variety of otherwise incompatible electronic devices and integrated systems. AMX simplifies the automation and integration of audio/video, environmental and communications technologies through the combination of a powerful processing platform and intuitive user interfaces.

        Available Information.    AMX is required to file its annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. AMX's Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

        AMX Projections.    AMX does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance. However, in connection with DII's and Thrall Omni's due diligence, AMX provided certain projected financial information concerning AMX prepared in connection with AMX's evaluation of strategic alternatives to DII and Thrall Omni. In addition, AMX provided the same information to its own financial advisor. AMX advised DII and Thrall Omni (as well as AMX's Financial Advisor) that such projections are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to DII and Thrall Omni), all made by AMX management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond AMX's control. Accordingly, there can be no assurance that the assumptions made by AMX in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections provided by AMX. The projections do not take into account any of the transactions (including related costs and expenses) contemplated by the Merger

Agreement, including the Offer and the Merger, that could cause actual results to differ materially from those forecast or targeted.

        The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of DII, Thrall Omni, Subcorp, AMX or their respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of DII, Thrall Omni, Subcorp, AMX or their respective affiliates or representatives assumes any responsibility for the completeness or accuracy of the projections. These projections are being provided in this document only because AMX made them available to DII and Thrall Omni in connection with DII's and Thrall Omni's due diligence review of AMX. None of DII, Thrall Omni, Subcorp, AMX or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

        The projections provided by AMX management included the following for AMX on a consolidated basis.

	Fiscal Year Ended March 31,
	2005	2006	2007
	($ in millions)
Total Revenue	$103.2	$123.5	$154.4
Net Income	$14.8	$13.4	$16.7

        AMX's correspondence accompanying the projections also indicated potential upside case revenue scenarios under which revenues could reach $133.0 million and $176.0 million for fiscal years 2006 and 2007, respectively.

        These projections should be read together with AMX's financial statements that can be obtained from the Commission as described above in this Section 8—"Information Concerning AMX."

        It is DII's and Thrall Omni's understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with United States generally accepted accounting principles, and AMX's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that AMX may achieve the results contained in the projections, and accordingly assume no responsibility for them.

9.     Information Concerning DII, Thrall Omni and Subcorp

        DII is an Illinois corporation with its principal executive offices located at 845 Larch Avenue, Elmhurst, Illinois 60126. DII's telephone number is (630) 279-3600. DII, a privately-held company, holds interests in a diversified portfolio of companies, including The Chamberlain Group, Inc. (consumer and commercial access control products), Chamberlain Manufacturing Company (defense products), Thrall Investment Group of Companies (investments) and Duchossois Technology Partners (venture capital). DII also holds strategic interests in Churchill Downs, Inc. (NASDAQ: CHDN) and Trinity Industries, Inc. (NYSE: TRN).

        Thrall Omni is a Delaware corporation with its principal executive offices located c/o DII at 845 Larch Avenue, Elmhurst, Illinois 60126. Thrall Omni is an investment company which owns publicly traded securities and debt instruments of its affiliates.

        Subcorp's principal executive offices are located c/o DII at 845 Larch Avenue, Elmhurst, Illinois 60126. Subcorp is a newly formed Texas corporation and a wholly owned subsidiary of Thrall Omni. Subcorp has not conducted any business other than in connection with the Offer and the Merger.

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of DII, Thrall Omni and Subcorp are set forth in Schedule I to this Offer to Purchase.

        DII and Thrall Omni file certain information relating to the Offer with the Commission. You may read and copy such information at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. DII's and Thrall Omni's Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) none of DII, Thrall Omni and Subcorp or, to the knowledge of DII, Thrall Omni and Subcorp, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of DII, Thrall Omni or Subcorp or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of AMX, (b) none of DII, Thrall Omni and Subcorp or, to the knowledge of DII, Thrall Omni and Subcorp, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of AMX during the past 60 days, (c) none of DII, Thrall Omni and Subcorp or, to the knowledge of DII, Thrall Omni and Subcorp, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AMX (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) since February 24, 2003, there have been no transactions that would require reporting under the rules and regulations of the Commission between DII, Thrall Omni and Subcorp or any of their respective subsidiaries or, to the knowledge of DII, Thrall Omni and Subcorp, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AMX or any of its executive officers, directors or affiliates, on the other hand, and (e) since February 24, 2003, there have been no contacts, negotiations or transactions between DII, Thrall Omni and Subcorp or any of their respective subsidiaries or, to the knowledge of DII, Thrall Omni and Subcorp, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AMX or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

10.   Background of the Offer; Past Contacts or Negotiations with AMX

        As part of the continuous evaluation of its business, AMX regularly explores a range of strategic alternatives to try to identify mechanisms to enhance shareholder value. Such alternatives have included possible mergers and acquisitions and the possible sale of AMX to a third party. During the period from September 2003 through March 2004, AMX received a number of informal inquiries from third parties regarding acquisitions, financing proposals and possible business combinations, which were given due consideration but ultimately not pursued.

        At a regularly scheduled board meeting on March 4, 2004 it was decided that, given business and market conditions, AMX should retain an outside financial advisor to help AMX identify and consider then available strategic alternatives.

        From March through May 2004, various members of AMX's management and board of directors interviewed various financial advisors.

        On May 21, 2004, AMX retained Seven Hills Partners LLC to act as its financial advisor in connection with its consideration of strategic alternatives for AMX, including the exploration of (i) possible acquisitions by AMX; (ii) institutional investment in AMX; and (iii) the sale of AMX to a third party.

        On June 10, 2004, at the InfoComm show in Atlanta, Georgia, representatives from Seven Hills met with Robert Carroll, Chairman, President and Chief Executive Officer of AMX; Rashid Skaf, Executive Vice President—Sales & Marketing; Scott Norder, Vice President—Business Development; and two other members of AMX's board of directors to discuss AMX's strategic alternatives.

        From June through October 2004, Seven Hills, acting at the direction of the board, contacted 23 third parties who were determined by AMX and Seven Hills to be candidates that may be interested in a transaction that would enhance AMX shareholder value (and two additional parties contacted AMX directly) regarding their interest in a possible transaction with AMX, including the acquisition of AMX. By the end of this period, seven of the 25 parties had expressed serious interest in pursuing a transaction, and two ultimately submitted formal indications of interest in a transaction.

        On August 13, 2004, the board of directors of AMX had a telephonic update call where recent developments were reviewed.

        On August 19, 2004, at a regularly scheduled board meeting, Mr. Carroll provided an update to the board of directors on the current status of its strategic initiatives. As of the meeting date, no indications of interest had been received. The board of directors unanimously agreed to continue discussions with interested parties.

        On September 28, 2004, the Chief Executive Officer of Company A contacted Mr. Carroll about its interest in a possible combination with AMX. On October 11, 2004, Messrs. Carroll, Skaf and Norder met with the Chief Executive Officer of Company A at Company A's headquarters to discuss a possible combination of the two companies.

        From October 1, through November 2, 2004, Seven Hills, acting at the direction of the board, contacted and had discussions with Robert Fealy, the Chief Financial Officer of DII regarding a possible transaction with AMX. During these initial conversations, Mr. Fealy indicated his interest in having an in-person meeting between DII and AMX at AMX's headquarters to discuss a possible transaction.

        From October 19, through November 2, 2004, Seven Hills, acting at the direction of the board, contacted and had several communications with Company B regarding a possible transaction with AMX. Company B indicated its interest in having an in-person meeting at AMX's headquarters to discuss AMX's business and a possible transaction with Company B. That first meeting, after being postponed by Company B on three occasions, was held on January 5, 2005.

        On October 26, 2004, at a regularly scheduled board meeting, Messrs. Carroll, Skaf, Norder and Chris Apple, Chief Financial Officer of AMX, and representatives from Seven Hills provided an update to the board on the current status of its strategic initiatives, which included an update on discussions with potential partners. The board agreed that AMX management and Seven Hills should continue discussions with any interested parties, including Company A, Company B and DII, in order to explore a potential transaction to enhance shareholder value.

        On November 11, 2004, AMX and Company A entered into a confidentiality agreement to provide for the confidential treatment of information that was to be provided to Company A by AMX.

        On November 23, 2004, AMX and DII entered into a confidentiality agreement to provide for the confidential treatment of information that was to be provided to DII by AMX.

        On November 24, 2004, Craig Duchossois, Chief Executive Officer of DII, Mr. Fealy, and other representatives of DII met with Messrs. Carroll, Apple, Skaf and Norder and representatives from Seven Hills at AMX's headquarters to discuss AMX's operations and a possible transaction between AMX and DII.

        On November 29, 2004, Company A's Chief Executive Officer and Chief Operating Officer and representatives from a financial advisor to Company A met with Messrs. Carroll, Skaf, and Norder and representatives from Seven Hills at AMX's headquarters to discuss AMX and a possible combination of AMX and Company A, in which Company A's shareholders would own a majority of the combined company.

        On December 8, 2004, AMX and Company B entered into a confidentiality agreement to provide for the confidential treatment of information that was to be provided to Company B by AMX.

        On January 5, 2005, Messrs. Apple, Skaf and Norder and representatives of Seven Hills met with representatives of Company B at AMX's headquarters to discuss AMX's operations and a possible transaction with Company B.

        On January 10, 2005, Mr. Fealy, John Bauerlein, Director, Business Analysis, of DII, and a representative from Goldman Sachs, DII's financial advisor, met with representatives of AMX and Seven Hills at AMX's headquarters to further discuss AMX's operations and a possible transaction with DII.

        On January 11, 2005, a representative from Company B called a representative from Seven Hills to indicate Company B's interest in continuing discussions with AMX regarding the potential acquisition of AMX by Company B. Company B's representative indicated that he would like to schedule another meeting to conduct further due diligence and arrange a meeting between Mr. Carroll and the Divisional President of Company B.

        On January 12, 2005, Messrs. Apple, Norder, and Skaf, and representatives of DII, Seven Hills and Goldman Sachs participated in a conference call to discuss AMX's historical and projected financial performance.

        Also on January 12, 2005, Messrs. Apple, Norder, and Skaf, and representatives of Company A, Seven Hills and Company A's financial advisor participated in a conference call to discuss AMX's historical and projected financial performance.

        On January 17, 2005, several representatives of Company B met with representatives of AMX and Seven Hills at AMX's headquarters to discuss a possible transaction between AMX and Company B.

        Also on January 17, 2005, a representative of Goldman Sachs called a representative of Seven Hills to outline some of the terms of a possible transaction between DII and AMX. The Goldman Sachs representative did not address price during this conversation and requested exclusivity during the period the two companies would be negotiating a potential transaction. The Seven Hills representative asked that DII provide its indication of interest in as much detail as possible and said it would be considered by AMX.

        On January 18, 2005, the board of directors of AMX had a telephonic update call. Messrs. Carroll and Norder and representatives of Seven Hills and AMX's outside counsel, Weil, Gotshal & Manges LLP ("Weil Gotshal"), provided an update on recent discussions with interested parties.

        On January 20, 2005, a representative from Seven Hills called a representative from Company B to encourage Company B to provide an indication of interest to be considered at AMX's board of directors meeting on January 25, 2005.

        On January 21, 2005, Mr. Fealy and a representative of Goldman Sachs contacted a representative of Seven Hills to provide a verbal indication of interest at a purchase price of $20.50 per share in cash. The implied total equity value of this offer was approximately $285 million. This verbal indication of interest was subject to due diligence, exclusive negotiations and the execution of support/tender agreements by certain of AMX's executive officers and directors and by two other major shareholders.

        Also on January 21, 2005, the board of directors of AMX had a telephonic update call where recent developments were reviewed.

        On January 24, 2005, Company B faxed a written, non-binding proposal to AMX regarding the general terms, including price, of a potential acquisition of AMX by Company B. The price to be paid by Company B would be based upon an enterprise value range of $200 to $240 million. The proposal was subject to, among other things, Company B's due diligence, various internal approvals, exclusive negotiations, a possible working capital adjustment, and purchase price adjustments for certain transaction closing costs and the costs of retiring certain employee option plans and any employee retention plans.

        Also on January 24, 2005, a representative of Seven Hills, acting at the direction of the board, contacted a representative of Company B to discuss Company B's written, non-binding proposal to AMX. The Seven Hills representative told the representative of Company B among other things that the high range of its indication of interest was below the price offered by another bidder and that Company B needed to raise its price.

        On January 25, 2005, AMX held a regularly scheduled board meeting, where Mr. Carroll and representatives from Seven Hills provided an update to the board of directors on the current discussions with DII, Company A and Company B. Mr. Carroll noted that he was to have dinner with the Divisional President of Company B. Mr. Carroll and a representative of Seven Hills described the terms of the bids to the board of directors, including the fact that DII's bid was for a higher price per share and did not contain a financing contingency. Both Mr. Carroll and Seven Hills noted that both DII and Company B were insisting on exclusive negotiations. After a detailed discussion of the two indications of interest and other possible alternatives, the board instructed Mr. Carroll to inform the Divisional President of Company B at dinner that the high end of Company B's indication of interest was below the indication of interest of another bidder and that Company B needed to increase its valuation. If Company B failed to respond positively to that message, Mr. Carroll was authorized to begin exclusive negotiations with DII. After further discussion, Mr. Carroll was also directed to seek an increase of DII's offering price prior to commencing such negotiations. Mr. Carroll was, however, authorized to commence exclusive negotiations with DII in the event that DII did not raise its price per share at all and Company B did not submit a higher bid. After the board meeting, Seven Hills, acting at the direction of the board, contacted Goldman Sachs and indicated AMX's desire for a higher price per share.

        On the night of January 25, 2005, Messrs. Carroll and Norder met with the Divisional President of Company B to discuss Company B's proposal. Mr. Carroll told the Divisional President of Company B that the high range of its indication of interest was below the price offered by another bidder and that Company B needed to raise its valuation. In response, the Divisional President of Company B stated that the offer in the letter dated January 24, 2005 was all that Company B was prepared to offer at this time.

        On January 27, 2005, a representative of Company B contacted a representative of Seven Hills to express Company B's continuing interest in AMX. The representative of Seven Hills reiterated the inadequacy of Company B's written proposal dated January 24, 2005, and the need for Company B to provide a higher offer price to continue discussions with AMX. Seven Hills was told that no increase in offer price was possible unless Company B could validate AMX's three to five-year growth assumptions and quantify potential synergies, a requirement that was not imposed on AMX in the DII bid.

        Also on January 27, 2005, at the direction of AMX's Board, a representative of Seven Hills called Mr. Fealy to request an increase in DII's offering price before AMX would consider entering exclusive negotiations. Later that day a representative of Goldman Sachs called the representative of Seven Hills to discuss this request. A representative of Seven Hills, consistent with the direction of AMX's Board, reiterated the board's request for a price increase.

        On January 28, 2005, Mr. Fealy contacted a representative of Seven Hills to indicate that DII was willing to increase its offer to $21.50 per share. Later in the day, a representative of AMX, consistent with the board's prior direction, contacted Mr. Fealy to inform DII that its new, higher offer was sufficient to begin exclusive negotiations on a merger agreement.

        On January 31, 2005, Company B's financial advisor called to introduce himself to a representative of Seven Hills. The representative of Seven Hills reiterated the inadequacy of Company B's written proposal dated January 24, 2005 and the need for Company B to provide a higher offer price to continue discussions with AMX.

        Also on January 31, 2005, representatives of AMX, DII, Seven Hills, Weil Gotshal, Goldman Sachs and outside counsel to DII, Jones Day, held a telephonic conference call to introduce the various parties, review the preliminary timetable, and review due diligence request items.

        On January 31, 2005 and on February 1, 2005, Jones Day circulated drafts of a merger agreement and form of support/tender agreement, respectively, to AMX, Weil Gotshal and Seven Hills for review.

        From February 2 through February 4, 2005, representatives of DII, Goldman Sachs, Jones Day and an accounting firm retained by DII, KPMG, conducted due diligence at an offsite location near AMX's headquarters with several members of AMX's management present. DII and its various representatives continued to have follow up conversations with AMX management over the next week.

        On February 3, 2005, upon returning from out of town, Mr. Carroll spoke with senior executives at Company A and Company B to inform them of AMX's decision to enter into exclusive negotiations with another party. Neither party indicated an intention to provide a new proposal.

        From February 2 through February 15, Weil Gotshal, Seven Hills, Jones Day and Goldman Sachs had numerous telephonic discussions during which they negotiated the terms of the merger agreement and the form of support/tender agreement.

        On February 4, 2005, Company B's financial advisor faxed a letter to Seven Hills that was addressed to Mr. Carroll from the Divisional President of Company B. The letter stated that Company B continued to have an interest in acquiring AMX. The letter did not include a revised offer price or any other revised conditions to its original written offer.

        On February 9, 2005, several members of DII's management team, including Mr. Fealy, David Filkin, Vice President, Secretary and General Counsel, Colleen O'Connor, VP—Treasurer, Mr. Bauerlein, and representatives of DII's commercial bank, Bank of America, met at AMX's headquarters with Messrs. Carroll, Apple, Skaf and Norder to conduct additional diligence of AMX.

        Also on February 9, 2005, Mr. Carroll sent a letter to Company B in response to Company B's letter dated February 4, 2005. Mr. Carroll's letter reiterated that the high end of the price range offered by Company B was below the offer of another bidder.

        On February 10, 2005, Mr. Carroll contacted two Principal Shareholders, Peter York and Scott Miller, to discuss the potential merger with DII and the support/tender agreements that were a precondition of Thrall Omni entering into a merger agreement.

        On February 11, 2005, the board of directors of AMX held a telephonic update call to discuss the status of the DII negotiations, including a review of the status of negotiations of the merger agreement, the adequacy of the offer price, contemplated timing of execution and other merger-related topics. Over the next several days, the parties and their advisors continued to negotiate the terms of the definitive agreements.

        On the morning of February 14, 2005, Mr. Carroll called for a meeting of the board of directors to be held that evening to consider approval of the DII transaction.

        During the afternoon of February 14, 2005, Seven Hills received a call from Company B's financial advisor followed by a letter addressed to Mr. Carroll. The letter stated Company B's revised offer price of $22.00 per share in cash, subject to completion of due diligence. Mr. Carroll then informed Messrs. Duchossois and Fealy of DII that AMX had received an unsolicited offer that exceeded the price per share offered by DII.

        On the evening of February 14, 2005, a board of directors meeting was convened. A representative of Seven Hills and representatives of Weil Gotshal were in attendance. Mr. Carroll informed the board of the latest indication of interest provided by Company B. A representative of Weil Gotshal discussed with the members of the board their fiduciary obligations as board members, after which the board had extensive discussions about the possible transactions with DII and Company B. Concern was expressed by all of the directors about the possibility of losing the DII transaction—which was fully negotiated and not subject to further due diligence—if AMX reopened negotiations with Company B. Certain members of the board also noted that at $22.00 per share, Company B's bid was not materially greater than the DII offer and there was substantial risk that Company B might reduce its offering price following completion of its due diligence. The board of directors asked Mr. Carroll to call Messrs. Duchossois and Fealy to seek an increase in the DII bid.

        Mr. Carroll immediately contacted Messrs. Duchossois and Fealy and relayed the board's direction to him. Mr. Duchossois agreed to increase the price per share to be paid by DII to $22.50 per share. Mr. Carroll reported this result to the board and the board meeting was reconvened.

        Thereafter, representatives of Seven Hills reviewed with the board certain financial analyses and rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various considerations set forth in the Seven Hills written opinion, the $22.50 per Share in cash to be received by AMX shareholders was fair, from a financial point of view, to such holders. A representative of Weil Gotshal reviewed the terms of the merger agreement and the form of support/tender agreement and answered various questions from the board members. The board determined that a sale of the Company to DII at the revised price and pursuant to the merger agreement represented the best opportunity to maximize shareholder value. The board then, with the benefit of the advisors' presentations and advice, having deliberated regarding the terms of the proposed transaction, including the terms and conditions of the merger agreement, unanimously determined that the merger agreement and the merger are advisable and are fair to and in the best interest of AMX and its shareholders and unanimously approved the merger agreement and the merger. The board meeting was adjourned early in the morning of February 15, 2005.

        Prior to the open of the U.S. financial markets on February 15, 2005, (i) AMX and Thrall Omni executed and delivered the merger agreement; (ii) Thrall Omni and each of certain executive officers and directors of AMX, Scott Miller and Peter York executed and delivered shareholder support/tender agreements and (iii) AMX and DII jointly issued a press release announcing the signing of the merger agreement.

11.   Purpose of the Offer; the Merger Agreement; the Support Agreements; the Confidentiality Agreement; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for AMX

        (a)   Purpose.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, AMX. The Offer, as the first step in the acquisition of AMX, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of AMX not purchased pursuant to the Offer or otherwise.

        (b)   The Merger Agreement.  The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Thrall Omni and Subcorp have filed as an exhibit to the Tender Offer Statement on Schedule TO that Thrall Omni and Subcorp have filed with the Commission, which you may examine and copy as set forth in Section 8—"Information Concerning AMX" and Section 9—"Information Concerning DII, Thrall Omni and Subcorp."

        The Offer.    The Merger Agreement provides that Subcorp will commence the Offer within five business days of the date of the Merger Agreement, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14—"Conditions of the Offer", Subcorp will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. On February 23, 2005, AMX granted Thrall Omni and Subcorp an extension of the period to commence the Offer from five to seven business days following February 15, 2005. The Merger Agreement provides that, without the prior written consent of AMX, Subcorp will not decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, change or waive the Minimum Condition or, except as provided in the Merger Agreement, extend the expiration of the Offer beyond the initial Expiration Date, or amend any other term of the Offer in a manner materially adverse to the AMX shareholders. Subcorp may, without the consent of AMX, (i) if at the time of the then scheduled Expiration Date any of the conditions of the Offer are not satisfied or waived, extend the Offer for such period as Subcorp determines; provided that such extension will be in increments of not more than five business days if all of the conditions set forth on Annex A to the Merger Agreement other than the Minimum Condition have been satisfied or waived at such Expiration Date, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission applicable to the Offer and (iii) if at the then scheduled Expiration Date all of the conditions set forth on Annex A to the Merger Agreement have been satisfied or waived, Subcorp may extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days after Subcorp's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer in order to acquire at least 90% of the outstanding Shares. AMX may cause the extension of the Expiration Date as follows:

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  In the event the Minimum Condition has not been satisfied or waived at the then scheduled Expiration Date, at the written request of AMX, Subcorp will, and Thrall Omni will cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (i) the satisfaction or waiver of such condition, (ii) Thrall Omni's reasonable determination, after May 1, 2005, that such condition to the Offer is not capable of being satisfied on or prior to June 15, 2005 (the "Outside Date"), (iii) the termination of the Merger Agreement in accordance with its terms or (iv) the Outside Date; provided that AMX will not be entitled to any extension of the Expiration Date described by this paragraph if (x) any of the obligations of the Principal Shareholders under the Support Agreements have been breached by one or more Principal Shareholders beneficially owning, individually or in the aggregate, more than 3% of the Shares on a fully diluted basis or (y) either Peter York or Scott Miller has breached any of their respective obligations under the applicable Support Agreements to which they are parties.

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  In the event that any applicable waiting period under the HSR Act shall not have expired or been terminated at the then scheduled Expiration Date, at the written request of AMX, Subcorp will, and Thrall Omni will cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (i) the expiration or termination of such waiting period, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Outside Date.

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  In the event that a failure to satisfy the condition in paragraph (d) of Annex A to the Merger Agreement shall exist and the cure period described therein shall not have expired at the then scheduled Expiration Date, at the written request of AMX, Subcorp will, and Thrall Omni will cause Subcorp to, extend the Expiration Date in such increments as Subcorp may reasonably determine until the earliest to occur of (i) the cure of such failure, (ii) the expiration of such cure period, (iii) the termination of the Merger Agreement in accordance with its terms or (iv) the Outside Date.

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  In the event that a notice contemplated by Section 6.3(c) of the Merger Agreement (as described under "—Fiduciary Right of Termination") is delivered to Thrall Omni within three business days of the initial Expiration Date, then Subcorp will extend the Offer for a period of no less than three business days.

        Subject to the prior satisfaction or waiver of the conditions to the Offer, Subcorp will, and Thrall Omni will cause Subcorp to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly, but in no event more than three business days, following the Expiration Date.

        Recommendation.    AMX has represented to Thrall Omni in the Merger Agreement that the AMX Board, at a meeting duly called and held, acting unanimously, has (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of the AMX shareholders, (ii) resolved to recommend that the AMX shareholders accept the Offer, and (iii) resolved to recommend that the AMX shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent required by applicable law. AMX further represented that AMX's financial advisor, Seven Hills Partners LLC, has delivered to the AMX Board a written opinion to the effect that, as of the date of the Merger Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the $22.50 per Share in cash to be received by the AMX shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the AMX shareholders. See Annex B to the Schedule 14D-9.

        Directors.    The Merger Agreement provides that Subcorp, promptly upon the acceptance of, and payment by Thrall Omni or Subcorp for, any Shares pursuant to the Offer (the "Appointment Time"), and for so long thereafter as Thrall Omni and/or Subcorp own in aggregate more than 50% of the outstanding Shares and subject to certain requirements discussed in this paragraph below, is entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the AMX Board as will give Subcorp representation on the AMX Board equal to the product of the total number of directors on the AMX Board (giving effect to any increase in the number of directors so elected pursuant to the Merger Agreement) and the percentage that such number of Shares so purchased bears to the total number of Shares then outstanding. AMX will use all reasonable efforts to, upon Subcorp's request, promptly, at Subcorp's election, either increase the size of the AMX Board or secure the resignation of such number of directors as is necessary to enable Subcorp's designees to be so elected and to cause Subcorp's designees to be so elected. Subject to certain requirements discussed in this paragraph below, AMX will, at such times, cause individuals designated by Subcorp to constitute a majority of each committee of the AMX Board, other than any committee of the AMX Board established to take action under the Merger Agreement which committee must be composed only of Independent Directors (as defined below). In the event that Subcorp's designees are elected or designated to the AMX Board, then, until the time the Merger becomes effective (as described under "—The Merger"), AMX will cause the AMX Board to have at least two members who were directors on the date of the Merger Agreement, including at least two directors who are selected by such current directors and who are independent directors for purposes of the continued listing requirements of Nasdaq (the "Independent Directors"). If any Independent Director is unable to serve due to death, disability or any other reason, the remaining Independent Directors will be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of the Merger Agreement (provided that no such individual is an employee of AMX or its subsidiaries) to fill the vacancy, and such director (or directors) will be deemed to be an Independent Director (or Independent Directors) for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two individuals who were directors on the date of the Merger Agreement, provided that such individuals may not be employees, officers or affiliates of AMX, Thrall Omni or Subcorp (or, in the event there are fewer than two directors available to fill the vacancies as a result of such individuals' deaths, disabilities or refusals to serve, such smaller number of individuals who were directors on the date of the Merger Agreement) to fill the vacancies and such directors will be deemed Independent Directors for purposes of the Merger Agreement. Following the Appointment Time and prior to the Effective Time (as defined under "—The Merger"), Thrall Omni and Subcorp will cause any amendment of the Merger Agreement, any termination of the Merger Agreement by AMX, any extension by AMX of the time for performance of any of the obligations or other acts of Subcorp or Thrall Omni or waiver of any of AMX's rights under the Merger Agreement not to be effected without the affirmative vote of a majority of the Independent Directors.

        The Merger.    The Merger Agreement provides that, at the Effective Time, Subcorp will be merged with and into AMX. Following the Merger, the separate corporate existence of Subcorp will cease and AMX will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Thrall Omni. The Merger will become effective when the Certificate of Merger has been issued to AMX by the Texas Secretary of State or at such later time as will be agreed upon by Thrall Omni and AMX and specified in the Articles of Merger (the "Effective Time"). See "—Appraisal Rights."

        Charter, By-Laws, Directors and Officers.    The Surviving Corporation's Articles of Incorporation, as in effect immediately prior to the Effective Time, will be amended as of the Effective Time so as to contain only the provisions contained immediately prior to the Effective Time in Subcorp's Articles of Incorporation attached as Annex B to the Merger Agreement and Subcorp's By-laws in effect immediately prior to the Effective Time will be the Surviving Corporation's By-laws, in each case, until amended in accordance with the TBCA. From and after the Effective Time, the officers of AMX will be the officers of the Surviving Corporation and the directors of Subcorp will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. On or prior to the closing of the Merger, AMX will deliver to Thrall Omni evidence satisfactory to Thrall Omni of the resignations of the directors of AMX (other than those designated by Subcorp), such resignations to be effective as of the Effective Time.

        AMX Shareholder Meeting.    AMX has agreed, pursuant to the Merger Agreement, that, as promptly as practicable following the Appointment Time (or, if later, following the termination of the subsequent offering period, if any), if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law as well as AMX's Articles of Incorporation and AMX's By-laws (both as in effect at the date of the Merger Agreement), (i) duly call, give notice of, convene and hold a special meeting of the AMX shareholders to consider and vote upon approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement for the purpose of considering and taking action upon the Merger Agreement, and (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger Agreement (the "Proxy Statement"), and take all lawful actions (A) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Thrall Omni, to respond promptly to any comments made by the Commission or the staff of the Commission with respect to the preliminary information or Proxy Statement and to cause a definitive information or Proxy Statement to be mailed to the AMX shareholders as soon as practicable, which Proxy Statement will include (I) all information required by applicable law, (II) the AMX Board recommendation (to the extent not withdrawn in accordance with the Merger Agreement) that the AMX shareholders approve the Merger Agreement and the Merger, and (III) the written opinion of AMX's financial advisor, Seven Hills Partners LLC, to the extent not previously withdrawn, and (B) to obtain the necessary approvals of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement by the AMX shareholders. The Merger Agreement provides that subject to the terms of the Merger Agreement, AMX and the AMX Board will recommend that the AMX shareholders approve the Merger Agreement, including the Merger and the transactions contemplated by the Merger Agreement and, except as expressly permitted by the Merger Agreement, will not withdraw, amend or modify in a manner adverse to Thrall Omni or Subcorp the AMX Board recommendation. Thrall Omni has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Subcorp or any of Thrall Omni's other subsidiaries in favor of the approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

        The Merger Agreement further provides that, notwithstanding the foregoing, if Subcorp or any other of Thrall Omni's wholly-owned subsidiaries acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time in accordance with Article 5.16 of the TBCA. See "—Appraisal Rights."

        Conversion of Securities.    At the Effective Time, each share of common stock of Subcorp issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Thrall Omni, Subcorp or AMX, be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        By virtue of the Merger and without any action on the part of the AMX shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares owned by Thrall Omni, Subcorp or AMX or any of their respective subsidiaries, (b) Shares held in the treasury of AMX or owned by Thrall Omni or any of its subsidiaries, which Shares will be automatically cancelled and retired without any payment in respect thereof, and (c) Shares held by a holder that is entitled to demand and properly demands fair value for those Shares in accordance with the provisions of Article 5.12 of the TBCA ("Article 5.12"), which Shares will only be entitled to the rights granted under Article 5.12), will be canceled and cease to exist and will be converted into and represent the right to receive the Merger Consideration. All Shares that are held by an AMX shareholder that is entitled to demand and properly demands payment of the fair value of such Shares pursuant to, and that complies in all respects with, the provisions of Article 5.12 (the "Dissent Shares") will not be converted into the right to receive the Merger Consideration. Instead, the holder of such Dissent Shares will be entitled to such rights (but only such rights) as are granted by Article 5.12. At the Effective Time, all Dissent Shares will no longer be outstanding and automatically will be cancelled and will cease to exist and, except as otherwise provided by applicable laws, each holder of Dissent Shares will cease to have any rights with respect to the Dissent Shares, other than such rights as are granted by Article 5.12. Notwithstanding the foregoing, if any such AMX shareholders (a) shall have failed to establish entitlement to relief as a dissenting shareholder as provided in Article 5.12, (b) shall have effectively withdrawn demand for relief as a dissenting shareholder with respect to such Dissent Shares or lost the right to relief as a dissenting shareholder and payment for such Dissent Shares under Article 5.12, or (c) shall have failed to file a petition with the appropriate court seeking relief as to the determination of the value of all such Dissent Shares within the time provided in Article 5.12, such holder of Shares will forfeit or, in the event a court of competent jurisdiction shall determine that such holder of Shares is not entitled to the relief provided by Article 5.12, lose the right to relief as a dissenting shareholder with respect to such Dissent Shares, and such Dissent Shares shall be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration without interest. AMX will give prompt notice to Thrall Omni of any demands for appraisal of any Shares and any attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by AMX relating to shareholder dissent rights, and Thrall Omni will have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, AMX will not, without the prior written consent of Thrall Omni, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Treatment of Stock Options.    Under the Merger Agreement, holders of outstanding options (whether or not vested) to purchase Shares ("Options") under the AMX 1995 Stock Option Plan (the "1995 Plan"), the AMX 1995 Director Stock Option Plan (the "Director Plan") and the AMX 1999 Equity Incentive Plan (the "Incentive Plan" and, together with the 1995 Plan and the Director Plan, the "Option Plans") will be entitled to receive for each Share subject to such Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (a) the number of Shares subject to such Option immediately prior to the Effective Time and (b) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Option (such amount being hereinafter referred to as the "Option Consideration"). Each Option will be canceled (x) upon receipt by the holder thereof of the Option Consideration, in the case of an Option having a per share exercise price less than the Merger Consideration, and (y) at the Effective Time, in the case of an Option having a per share exercise price equal to or greater than the Merger Consideration. The cancellation of an Option as provided in the immediately preceding sentence will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option.

        Under the Merger Agreement, AMX has agreed to use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Options and to take all other necessary actions under the Option Plans to give effect to the foregoing. The Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of AMX or any of its subsidiaries will be canceled as of the Effective Time and AMX has agreed to use its reasonable best efforts to assure that following the Effective Time no participant in the Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of AMX, the Surviving Corporation or any of their respective subsidiaries and to terminate all such plans.

        Representations and Warranties.    Pursuant to the Merger Agreement, Thrall Omni and Subcorp have made customary representations and warranties to AMX with respect to, among other matters, Thrall Omni's and Subcorp's organization and standing, Thrall Omni's and Subcorp's corporate power and authority, conflicts, consents and approvals, brokerage and finders' fees, information supplied and to be supplied for inclusion in the Proxy Statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, and required funds. AMX has made customary representations and warranties to Thrall Omni and Subcorp with respect to, among other matters, its organization and standing, its subsidiaries, corporate power and authority, capitalization, conflicts, consents and approvals, brokerage and finders' fees and expenses, filings with the Commission and securities law matters, information supplied and to be supplied for inclusion in the Proxy Statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, compliance with law, litigation, the absence of any material adverse changes of and effects on AMX, taxes, intellectual property, title to and condition of properties, employee benefit plans, contracts, labor matters, undisclosed liabilities, operation of business and relationships, permits and compliance, environmental matters, insurance, opinion of financial advisor, board recommendation and required vote, and actions under state takeover laws.

        HSR Act Filings; Reasonable Efforts; Notification.    The Merger Agreement obligates (a) each of Thrall Omni and AMX to make or cause to be made the filings required under the HSR Act, to comply with information requests of any governmental authority and to cooperate with the other party in connection with any such filings, (b) each of Thrall Omni and AMX to use all reasonable efforts to resolve any objections, if any, asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under any antitrust laws, and (c) each of Thrall Omni, Subcorp and AMX to use all reasonable efforts to take, or cause to be taken, all actions, and to do and cause to be done, and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner reasonably practicable the Offer, the Merger and the transactions contemplated by the Merger Agreement, including filing with and obtaining of approvals from governmental authorities and obtaining of third-party consents and the execution of necessary additional documents. In addition, each of Thrall Omni and AMX will use all reasonable best efforts to fulfill all conditions precedent to the Offer (as set forth under Section 14—"Conditions of the Offer") and to the Merger. It is further provided that, notwithstanding anything to the contrary in the Merger Agreement, that (a) neither Thrall Omni nor any of its subsidiaries shall be required to hold separate or divest any of their respective businesses, (b) neither AMX nor any of its subsidiaries shall be required to hold separate or divest any of their respective businesses, (c) neither Thrall Omni, Subcorp and AMX nor their respective subsidiaries shall be required to take any action substantially impairing benefits expected, as of the date of the Merger Agreement, to be realized by Thrall Omni or the holders of Shares or Options from consummation of the Offer and the Merger, (d) neither Thrall Omni nor Subcorp shall be required to waive any of the conditions of the Offer as set forth under Section 14—"Conditions of the Offer," and (e) none of Thrall Omni, Subcorp or AMX shall be required to waive any of the conditions to the Merger set forth in the Merger Agreement as they apply to such party.

        Public Announcements.    The Merger Agreement provides that, Thrall Omni and AMX will each obtain the other's consent (which will not be unreasonably conditioned, withheld or delayed) before issuing any press release with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement, except as may be required by applicable law or the requirements of Nasdaq (in which case such party will not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        Conveyance Taxes.    Pursuant to the Merger Agreement, AMX and Thrall Omni will cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding certain taxes and fees that become payable in connection with the transactions contemplated by the Merger Agreement and that are required or permitted to be filed on or before the Effective Time.

        Indemnification; Directors' and Officers' Insurance.    Pursuant to the Merger Agreement, Thrall Omni has agreed that, from and after the Effective Time, to the fullest extent permitted by law, Thrall Omni will cause the Surviving Corporation to indemnify, hold harmless and advance expenses to the present and former officers and directors of AMX (the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under AMX's Articles of Incorporation, as amended pursuant to the Merger Agreement. The indemnification obligation of the Surviving Corporation is intended to benefit and may be enforced by each of the Indemnified Parties and his or her heirs and representatives. The rights of the Indemnified Parties to such indemnification are in addition to any other rights to indemnification or contribution each such Indemnified Party and his or her heirs and representatives may have. Thrall Omni's and the Surviving Corporation's indemnification obligations will not be terminated or modified in a way that adversely affects any Indemnified Party without the written consent of such Indemnified Party or unless required by applicable law. If Thrall Omni, the Surviving Corporation or any of their respective successors or assigns experience certain changes of control, the successors and assigns will assume the indemnification obligations of Thrall Omni and the Surviving Corporation. In the Merger Agreement, Thrall Omni also has agreed that it will cause to be obtained and maintained in effect, for a period of six years after the Effective Time, policies of directors' and officers' liability insurance covering each person who was covered under such policies maintained by AMX as of the date of the Merger Agreement and immediately prior to the Appointment Time at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that Thrall Omni will not be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amounts calculated as set forth in AMX's disclosure schedule, but, in such case, will purchase as much coverage as shall be available at an annual premium of 200% of the current aggregate premium and Thrall Omni may substitute therefor other policies not less advantageous (excluding de minimis differences) to the beneficiaries of the current policies and provided that such substitution will not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

        Employee Benefit Arrangements.    With respect to employee benefit matters, the Merger Agreement provides that Thrall Omni will, for a period of six months immediately following the Effective Time, cause the Surviving Corporation and its subsidiaries to provide individuals who were employees of AMX or any of its subsidiaries as of the Effective Time and who are employees of the Surviving Corporation immediately following the Effective Time ("Company Employees") with (i) the same level of base salary as in effect immediately prior to the Effective Time and (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements (excluding incentive and equity-based plans, programs, contracts or arrangements) provided by AMX and its subsidiaries to Company Employees immediately prior to the Effective Time; provided, however, that Thrall Omni will for such period of six months provide to Company Employees a bonus opportunity no less favorable to such Company Employees than was available to them immediately before the Effective Time. Thrall Omni or one of its affiliates will recognize the service of Company Employees with AMX prior to the Effective Time as service with Thrall Omni and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Thrall Omni or one of its affiliates which is made available following the Effective Time by Thrall Omni or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). Thrall Omni will (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan which is made available to Company Employees following the Effective Time by Thrall Omni or one of its affiliates, and (y) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of AMX and its subsidiaries during the portion of the relevant plan year including the Effective Time.

        Conduct of AMX's Operations.    The Merger Agreement obligates AMX during the period from the date of the Merger Agreement to the Appointment Time, unless Thrall Omni otherwise consents, to conduct its and to cause its subsidiaries to conduct their operations only in the ordinary course of business in substantially the same manner as previously conducted, except as expressly contemplated by the Merger Agreement, as required by applicable law or as expressly permitted by or disclosed in the disclosure schedule to the Merger Agreement and obligates AMX to use all reasonable best efforts to maintain and to preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business will not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Appointment Time, AMX will not, except as otherwise expressly contemplated by the Merger Agreement, as required by applicable law or as expressly permitted by or disclosed in the disclosure schedule to the Merger Agreement, without the prior written consent of Thrall Omni:

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  do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (i) adjust, split, combine or reclassify AMX capital stock or that of its subsidiaries, (ii) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of AMX capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of AMX capital stock or that of its subsidiaries, other than dividends or distributions by any wholly-owned subsidiaries of AMX to AMX or to a wholly-owned, United States-based subsidiary of AMX, (iii) grant any person or entity any right or option to acquire any shares of AMX capital stock or that of its subsidiaries, (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of AMX capital stock, any indebtedness of AMX giving the holder thereof the right to vote on any matters on which the holders of Shares may vote ("Voting Debt"), or any securities or obligations convertible into or exchangeable or exercisable for any shares of AMX capital stock, Voting Debt, or such securities (except pursuant to the exercise of outstanding options to purchase AMX common stock) or the capital stock or such securities of its subsidiaries, or (v) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of AMX capital stock or that of its subsidiaries;

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  directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets having a value exceeding $100,000 individually or $250,000 in the aggregate other than in the ordinary course of business consistent with past practice;

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  make or propose any changes in AMX's Articles of Incorporation or AMX's By-laws;

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  merge or consolidate with any other person or entity;

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  acquire assets or capital stock of any other person or entity other than the acquisition of assets in the ordinary course of business consistent with past practice;

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  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other person or entity, other than in the ordinary course of business consistent with past practice, and not, in any case, in an amount in excess of $50,000;

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  create any subsidiaries;

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  enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay, to any officer or director, or, except for salary increases in the ordinary course of business consistent with past practice, consultant or employee, other than with respect to the termination of employment of any person in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any officer or director, or, except for salary increases in the ordinary course of business consistent with past practices, consultant or employee, except as may be required by applicable law or agreements that existed on the date of the Merger Agreement, or grant, reprice, or accelerate the exercise or payment of any options to purchase Shares or other equity-based awards;

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  enter into, adopt or amend any employee benefit plans, programs or other arrangements providing benefits to any AMX employee or former AMX employee, except as shall be required by applicable law;

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  take any action that could give rise to severance benefits payable to any officer or director of AMX as a result of the consummation of any of the transactions contemplated by the Merger Agreement (including in connection with any post-consummation termination of employment);

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  change any method or principle of tax or financial accounting, except to the extent required by GAAP or applicable law as advised by AMX's regular independent accountants;

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  make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

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  settle any suit, claim, action, proceeding, hearing, notice of violation, demand letter, investigation, opposition, interference, reexamination, mediation or arbitration whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $100,000;

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  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to specified contracts;

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  enter into, amend or terminate any confidentiality agreements, standstill agreements or similar arrangements or waive any provisions under any existing confidentiality agreement, standstill agreement or similar arrangements other than as expressly permitted by the Merger Agreement, provided that in connection with the consideration of business opportunities in the ordinary course of business, AMX may enter into confidentiality agreements consistent with past practice containing customary terms and conditions;

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  write up, write down or write off the book value of any assets, except as required by GAAP consistently applied or as required by applicable law;

  •
  incur or commit to any capital expenditures in excess of $1,250,000 in the aggregate, provided that such expenditures are incurred or committed in a manner generally consistent with AMX's existing capital expenditure plan;

  •
  make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of the Merger Agreement;

  •
  take any action to exempt or make not subject to (i) the provisions of Article 13.03 of the TBCA ("Article 13.03") or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Thrall Omni or its subsidiaries), or any action, which person or entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

  •
  take any action that would reasonably be likely to result in (i) any representation or warranty of AMX set forth in the Merger Agreement becoming not true or not accurate in any material respect, or (ii) any condition precedent to the Offer or any condition to the Merger not being satisfied;

  •
  enter into or carry out any other transaction other than in the ordinary course of business other than as expressly permitted by the Merger Agreement;

  •
  make, revoke or amend any tax election, other than as expressly permitted by the Merger Agreement, settle or compromise any material claim or assessment with respect to taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes or amend any material tax returns;

  •
  permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

  •
  agree (whether or not in writing) to take any of the foregoing actions.

        No Solicitation.    During the term of the Merger Agreement, AMX will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, investment bankers, lawyers, accountants, agents or representatives (collectively "Representatives"), directly or indirectly, to: (i) solicit, initiate, encourage or facilitate, or furnish or otherwise disclose nonpublic information in furtherance of, or take any action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to (A) a merger, consolidation, dissolution, recapitalization or other business combination involving AMX, (B) the issuance by AMX of more than 30% of its equity securities as consideration for the assets or securities of another person or entity, or (C) the acquisition, directly or indirectly, of over 30% of the equity securities of AMX, in each case other than the transactions provided for in the Merger Agreement and the Support Agreements (each, a "Competing Transaction"), (ii) negotiate or otherwise engage in discussions with any person or entity (other than Thrall Omni, Subcorp or their respective Representatives) with respect to any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction, or (iii) enter into any letter-of-intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to a Competing Transaction or any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any transactions contemplated by the Merger Agreement; provided, however, in each case, that, at any time prior to the Appointment Time, AMX may furnish or otherwise disclose information to, and negotiate or otherwise engage in discussions with, any person or entity that delivers a written proposal for a Competing Transaction that was not solicited, encouraged or facilitated by AMX and that did not otherwise result from a breach or deemed breach of the Merger Agreement if and so long as the AMX Board (A) determines in good faith, after consultation with its outside legal counsel, that failing to take such action is reasonably likely to cause the AMX Board to violate its fiduciary duties under applicable law and (B) determines, after consultation with AMX's Financial Advisor (or any other nationally recognized investment banking firm), that such a proposal is or is reasonably likely to lead to a transaction that is more favorable to the AMX shareholders from a financial point of view than the transactions contemplated by the Merger Agreement taking into account, among other things, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal (any proposal with respect to which the AMX Board has made the determinations described above, a "Superior Proposal"). Prior to furnishing or otherwise disclosing any information to such person or entity, AMX will enter into a confidentiality agreement that is no less restrictive, in any respect, than the confidentiality agreement between Thrall Omni and AMX, dated November 23, 2004, as modified by the Merger Agreement (the "Confidentiality Agreement"). AMX agreed to cease all existing activities, discussions and negotiations with any person or entity conducted prior to February 15, 2005 with respect to any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction. In the event that, prior to the Appointment Time, the AMX Board after consultation with its outside legal counsel determines that failure to do so would be reasonably likely to cause the AMX Board to violate its fiduciary duties under applicable laws, the AMX Board may (subject to the conditions described below) withdraw, modify or change, in a manner adverse to Thrall Omni, the AMX Board recommendation and/or comply with Rule 14e-2 under the Securities Exchange Act, if AMX gives Thrall Omni at least 2 business days' prior written notice of its intention to do so. The foregoing will in no way limit or otherwise affect Thrall Omni's right to terminate the Merger Agreement in accordance with the provisions described under "—Termination". Any such withdrawal, modification or change of the AMX Board recommendation will not change the approval of the AMX Board for purposes of causing any state takeover statute (including Article 13.03) or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including the Offer, the Merger, or the Support Agreements and the transactions contemplated by such agreements. AMX will promptly advise Thrall Omni orally, and within 24 hours advise Thrall Omni in writing, of the receipt, directly or indirectly, of any inquiries or proposals or participation in discussions or negotiations relating to a Competing Transaction (including the material terms thereof and the identity of the other person or entity or persons or entities involved). In addition, AMX will promptly advise Thrall Omni orally, and within 24 hours advise Thrall Omni in writing, if the AMX Board shall make any determination as to any Competing Transaction as contemplated above. AMX is not prohibited from, at any time, taking and disclosing to the AMX shareholders a position contemplated by Rule 14D-9 or Rule 14e-2 under the Securities Exchange Act so long as the requirements set forth under this paragraph "—No Solicitation" are satisfied.

        Fiduciary Right of Termination.    The Merger Agreement provides that, if, prior to the Appointment Time, the AMX Board determines in good faith, after consultation with AMX's Financial Advisor and AMX's legal advisors, that any unsolicited written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement continues to be a Superior Proposal and the AMX Board has determined, following consultation with its outside legal counsel, that the failure to enter into such a Competing Transaction would be reasonably likely to cause the AMX Board to violate its fiduciary duties under applicable law, AMX may terminate the Merger Agreement and enter into an Acquisition Agreement with respect to such Competing Transaction, if AMX has at all times after the date of the Merger Agreement complied with the provisions described under "—No Solicitation" above. Prior to any such termination, (i) AMX must provide written notice to Thrall Omni of such determination and that it intends to terminate the Merger Agreement in accordance with the applicable termination provisions identifying the material terms of the Competing Transaction and the parties thereto, and (ii)(A) at least three business days must elapse following the delivery to Thrall Omni of the written notice and other materials contemplated by the foregoing clause (i) and during such three business day period, AMX has cooperated with Thrall Omni with respect to the Competing Transaction that constitutes a Superior Proposal with the intent of enabling Thrall Omni to engage in good faith negotiations to make such adjustments in the terms and conditions of the Offer and the Merger as would enable Thrall Omni to proceed with the Offer and Merger on such adjusted terms and (B) at the end of such three business day period the Company Board must continue to reasonably believe that the Competing Transaction constitutes a Superior Proposal.

        Access to Information.    The Merger Agreement provides that AMX will give Thrall Omni's Representatives access at all reasonable times to AMX's premises, properties, books, records, contracts and documents. AMX will use reasonable best efforts to assist in facilitating and arranging meetings and discussions between Thrall Omni's Representatives and AMX's customers and suppliers at reasonable times during normal business hours. Thrall Omni will keep the information so obtained confidential pursuant to the terms of the Confidentiality Agreement.

        Subsequent Financial Statements.    AMX will provide to Thrall Omni drafts of any SEC documents of AMX a reasonable time prior to filing and will consult with, and provide an opportunity to comment to, Thrall Omni prior to filing any SEC documents of AMX or making publicly available its financial results for any period.

        Advice of Changes.    AMX will promptly advise Thrall Omni orally and in writing of any change or event that has had or would reasonably be expected to have a material adverse effect on AMX.

        Stock Purchase Plan.    AMX will, (i) immediately prior to the Appointment Time, terminate the 1996 Employee Stock Purchase Plan and, (ii) to the extent that as of the Appointment Time any funds accumulated under such plan through payroll deductions with respect to any employee have not been used to purchase Shares, cause such funds to be promptly distributed to each such employee.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Thrall Omni, Subcorp and AMX to consummate the Merger are subject to the satisfaction of each of the following conditions:

  •
  if required by applicable law, AMX shareholders shall have approved the Merger Agreement;

  •
  any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

  •
  no provision of applicable law and no judgment, injunction, order or decree issued by any government authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by the Merger Agreement or make the consummation of the Merger illegal; and

  •
  Subcorp shall have purchased Shares pursuant to the Offer. The obligation of Thrall Omni and Subcorp to effect the Merger will not be conditioned on the fulfillment of this condition if the failure of Subcorp to purchase shares pursuant to the Offer results from a material breach of the Offer or the Merger Agreement by Thrall Omni or Subcorp.

        Termination.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the AMX shareholders):

(i)
by mutual written consent of Thrall Omni and AMX duly authorized by the AMX Board (including, from and after the Appointment Time, the approval of the Independent Directors), and the Thrall Omni board of directors, at any time prior to the Effective Time;

(ii)
by either Thrall Omni or AMX if, any judgment, injunction, order or decree of a competent governmental authority enjoining Thrall Omni or AMX from consummating the Offer, the Merger or the transactions contemplated by the Merger Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, if the party seeking to terminate the Merger Agreement shall have used all reasonable best efforts to remove or lift such judgment, injunction, order or decree;

(iii)
by either Thrall Omni or AMX if the Appointment Time shall not have occurred on or before June 15, 2005. The right to terminate the Merger Agreement under this paragraph (iii) will not be available to any party to the Merger Agreement whose failure or whose affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Appointment Time to occur on or before such date;

(iv)
by Thrall Omni, prior to the Appointment Time, if (A) the AMX Board has failed to include in the Schedule 14D-9 or the Proxy Statement the AMX Board recommendation; (B) the AMX Board shall withdraw, modify or change or propose publicly to withdraw, modify or change, the AMX Board recommendation in any manner adverse to Thrall Omni; (C) the AMX Board approves or recommends any Competing Transaction; (D) a Competing Transaction shall have been commenced and AMX shall not have sent to holders of AMX capital stock, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the AMX Board recommends rejection of such tender or exchange offer; (E) the AMX Board shall have failed to reaffirm publicly and unconditionally the AMX Board recommendation within five business days of any written request from Thrall Omni (which public reaffirmation must also include the unconditional rejection of any Competing Transaction); or (F) AMX breaches any of its obligations described under "—No Solicitation" that results in a proposal for a Competing Transaction;

(v)
by either Thrall Omni or AMX, prior to the Appointment Time, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without Thrall Omni or Subcorp having accepted for purchase any Shares pursuant to the Offer, other than by reason of a breach of the Merger Agreement by the terminating party;

(vi)
by Thrall Omni, at any time prior to the Appointment Time, if there has been a breach by AMX of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would reasonably be expected to result in any condition set forth in Section 14—"Conditions of the Offer" or "—Conditions to Consummation of the Merger" not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 15 business days after the receipt of notice thereof shall have been received by AMX;

(vii)
by AMX, at any time prior to the Appointment Time, if there has been a breach by Thrall Omni or Subcorp of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would reasonably be expected to result in any condition set forth in Section 14—"Conditions of the Offer" or "—Conditions to Consummation of the Merger" not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 15 days after the receipt of notice thereof shall have been received by Thrall Omni; or

(viii)
by AMX pursuant to the provisions described under "—Fiduciary Right of Termination" prior to the Appointment Time; provided that AMX concurrently pays the fee due under, and in accordance with Section 8.2 of the Merger Agreement.

        Effect of Termination.    In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party to the Merger Agreement or its directors, officers, shareholders or stockholders, other than certain specified provisions, which provisions will survive any such termination; provided, that no party will be relieved from liability for an intentional breach of any provision of the Merger Agreement. In the event of the termination of the Merger Agreement pursuant to the terms set forth in "—Termination" prior to the Appointment Time, Thrall Omni and Subcorp will promptly terminate the Offer upon such termination of the Merger Agreement without the purchase of Shares thereunder.

        AMX will pay to Thrall Omni a fee equal to $9,000,000 (the "Termination Fee") if (I) the Merger Agreement is terminated pursuant to clauses (iv) or (viii) described under "—Termination"; or (II)(A) any person or entity makes a proposal for a Competing Transaction, (B) the Offer remains open until the scheduled Expiration Date immediately following the date such proposal for a Competing Transaction is made, (C) the Minimum Condition is not satisfied at such Expiration Date, (D) the Merger Agreement is terminated pursuant to clauses (iii) or (v) under "—Termination"; and (E) within 12 months of the date of such termination AMX enters into an Acquisition Agreement to consummate, or consummates, a Competing Transaction.

        In the event the Termination Fee becomes due pursuant to the Merger Agreement, AMX will pay to Thrall Omni, in addition to the Termination Fee, an amount equal to all out-of-pocket fees, costs and other expenses (not to exceed $3,000,000 in the aggregate), incurred or assumed by Thrall Omni or Subcorp or incurred on their behalf in connection with the Merger Agreement or any of the transactions contemplated thereby, including in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer, the Merger and the other transactions contemplated thereby, and all fees and expenses of counsel, accountants, experts and consultants to Thrall Omni or Subcorp.

        Amendment.    The Merger Agreement may be amended by AMX, Thrall Omni and Subcorp by action taken or authorized by their respective boards of directors (which in the case of AMX after the Appointment Time and before the Effective Time will include the approval of the Independent

Directors), at any time before or after approval of the Merger Agreement by AMX shareholders; provided, however, that after any such approval, no amendment will be made that by law requires further approval or authorization by the AMX shareholders without such further approval or authorization. Any amendment must be made by an instrument in writing signed on behalf of each of AMX, Thrall Omni and Subcorp.

        Extension; Waiver.    At any time prior to the Effective Time, Thrall Omni and Subcorp (with respect to AMX) and AMX (with respect to Thrall Omni and Subcorp) by action taken or authorized by their respective boards of directors (which, in the case of AMX after the Appointment Time and before the Effective Time will include the approval of the Independent Directors), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

        Expenses.    Whether or not the Merger is consummated, except as provided in "—Effect of Termination," all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such expenses, except filing fees incurred in connection with filings required of any party hereto or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by the Merger Agreement and filing fees incurred in connection with Commission filings relating to the Offer, the Merger and the transactions contemplated by the Merger Agreement and printing and mailing costs related thereto, all of which will be shared equally by Thrall Omni and AMX.

        (c)   The Support Agreements.  The following summary description of the Support Agreements is qualified in its entirety by reference to the Support Agreements, which are filed as exhibits to the Tender Offer Statement on Schedule TO that has been filed with the Commission, which AMX shareholders may examine and copy as set forth in Section 8—"Information Concerning AMX" and Section 9—"Information Concerning DII, Thrall Omni and Subcorp."

        On February 15, 2005, contemporaneous with the execution of, and in order to induce Thrall Omni and Subcorp to enter into, the Merger Agreement, each of Chris Apple, Steven Byars, Robert Carroll, Carl Evans, Patrick Gallagher, Larry Goldstein, Peter Nohren, Scott Norder, Michael Olinger, David Richard, Rashid Skaf, John Wilson, Peter York and Scott Miller (collectively, the "Principal Shareholders") and Thrall Omni entered into Support/Tender Agreements (the "Support Agreements"). The Support Agreements provide, among other things, that each Principal Shareholder will, during the Term (as defined below), irrevocably tender all of his Shares (other than 60,000 Shares held by Robert Carroll which will be exchanged in the Merger) as soon as practicable but in no event later than seven business days after the Offer is commenced, and, prior to the end of the Term, to not withdraw from the Offer any of his Shares.

        The Support Agreements further provide that at any meeting of the AMX shareholders held during the Term, however called, or if action by written consent of the AMX shareholders is sought during the Term, each Principal Shareholder will: (a) vote (or execute a consent with respect to) his Shares in favor of the Merger; (b) vote (or execute a consent with respect to) his Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of AMX under the Merger Agreement; and (c) vote (or execute a consent with respect to) his Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated by the Merger Agreement) that would, directly or indirectly, impede, interfere with, delay, postpone or, directly or indirectly, discourage the Offer or the Merger.

        Each Principal Shareholder irrevocably granted to, and appointed, Thrall Omni and any individual designated in writing by Thrall Omni, and each of them individually, as such Principal Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Shareholder, to vote his Shares, or grant a consent or approval in respect of his Shares in a manner consistent with the terms of this paragraph and the preceding paragraph. The irrevocable proxy is coupled with an interest and may under no circumstances be revoked and was executed and intended to be irrevocable in accordance with the provisions of Article 2.29 of the TBCA. The irrevocable proxy granted thereunder will automatically terminate upon the end of the Term of the Support Agreements (as described below).

        During the Term, no Principal Shareholders will sell or otherwise transfer, or dispose of or grant any interest in any of his Shares or any direct or indirect economic or other interest in those shares of AMX common stock or securities convertible into shares of AMX common stock or any voting rights with respect to any of those shares, or agree to do any of the foregoing (a "Transfer"), other than transfers, dispositions or grants pursuant to the Offer and the Merger or with Thrall Omni's prior written consent. The term "Transfer" also includes any pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing. As used in the Support Agreements, the term "constructive sale" means a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing. Each of the Principal Shareholders will use reasonable best efforts to take or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Support Agreements.

        In the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of AMX or any of its subsidiaries of or affecting any Principal Shareholder's Shares, (b) any Principal Shareholder purchases or otherwise acquires beneficial ownership of or an interest in any shares of capital stock of AMX or any of its subsidiaries after the execution of the applicable Support Agreement (including by conversion) or (c) any Principal Shareholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of AMX or any of its subsidiaries other than its Shares (collectively, "New Shares"), such Principal Shareholder will deliver promptly to Thrall Omni written notice of its acquisition of New Shares which notice will state the number of New Shares so acquired. Each Principal Shareholder agrees: (a) not to purchase shares of AMX common stock from February 15, 2005 until the final Expiration Date and (b) that any New Shares acquired or purchased during the Term and after the final Expiration Date of the Offer by such Principal Shareholder will be subject to the terms of the applicable Support Agreement and will constitute Shares of such Principal Shareholder to the same extent as if those New Shares were owned by such Principal Shareholder on the date of the applicable Support Agreement.

        The term of each Support Agreement (the "Term") commences on February 15, 2005 and, unless the applicable Support Agreement sooner terminates by its terms as described in this paragraph or is terminated by the applicable Principal Shareholder as described in this paragraph, terminates on the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms. In addition, the applicable Principal Shareholder may, upon notice to Thrall Omni to that effect, terminate the applicable Support Agreement if, without the prior written consent of such Principal Shareholder, the Offer or the Merger Agreement has been amended to provide that the amount to be paid for any of the Shares is less than $22.50, net to the seller, in cash.

        As of February 15, 2005, the Principal Shareholders beneficially owned an aggregate of 2,166,592 Shares or 17.7% of the outstanding Shares as of such date.

        (d)   The Confidentiality Agreement.  DII and AMX are parties to a Confidentiality Agreement, dated as of November 23, 2004, as amended (the "Confidentiality Agreement"). The Confidentiality Agreement provides that until November 23, 2006, DII and its affiliates may not, directly or indirectly, unless AMX consents, in any manner (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of AMX or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of AMX; (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities Exchange Act) or seek to advise or influence in any manner any person with respect to the voting of any voting securities of AMX; (iii) form, join or any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act with respect to any voting securities of AMX; (iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (A) any of the assets, tangible or intangible, of AMX or any of its affiliates or (B) direct or indirect rights, warrants or options to acquire any assets of AMX or any of its affiliates, except for such assets as are then being offered for sale by AMX or any of its affiliates; (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of AMX or any securities convertible into or exchangeable or exercisable for any voting securities or assets of AMX, except for such assets as are then being offered for sale by AMX or any of its affiliates; (vi) otherwise act, alone or in concert with others, to seek to propose to AMX or any of its shareholders any merger, business combination, restructuring, recapitalization or other transaction to or with AMX or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of AMX or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of AMX; (vii) make any request or proposal to amend, waive or terminate any provision of the Confidentiality Agreement; or (viii) take any action that would result in AMX having to make a public announcement regarding any of the matters referred to in clauses (i) - (vii) above, or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under clauses (i) - (vii) above.

        (e)   Statutory Requirements.  The TBCA requires, among other things, that the Merger Agreement must be approved by the holders of at least two-thirds of the shares of each class of AMX's capital stock outstanding and entitled to vote or such lesser percentage as is required under AMX's articles of incorporation (but in no event less than a majority). AMX's articles of incorporation provide that the affirmative vote of holders of a majority, rather than two-thirds, of the outstanding Shares is the only vote of the holders of any class or series of AMX's capital stock necessary to approve the Merger Agreement. Consequently, if required by the TBCA, AMX will call and hold a meeting of its shareholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At such meeting all Shares then owned by Thrall Omni or Subcorp will be voted in favor of the approval of the Merger Agreement. If Subcorp acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Subcorp were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of AMX. Notwithstanding the foregoing, if Subcorp acquires ninety percent or more of the outstanding Shares through the Offer or otherwise, Subcorp may effect the Merger without the requirement of a meeting of AMX's shareholders or any other action on the part of any other shareholder.

        (f)    Appraisal Rights.  Appraisal rights are not available in connection with the offer. Shares issued and outstanding immediately prior to the effective time of the Merger and which are held by AMX shareholders ("Dissenting Shareholders") (1) who have not voted in favor of the Merger or consented to the Merger in writing and (2) who have demanded properly in writing payment of the fair value of their Shares ("Dissenting Shares") in accordance with Article 5.12 of the TBCA ("Article 5.12"), will be cancelled and terminated and will represent solely the right to receive payment from the Surviving

Corporation of the fair market value of the Shares held by them in accordance with the provisions of Article 5.12. Those rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Dissenting Shares immediately before the effective time of the Merger (excluding any appreciation or depreciation in anticipation of the Merger), required to be paid in cash to those Dissenting Shareholders for their Dissenting Shares. In addition, the Dissenting Shareholders would be entitled to receive payment of interest, beginning 91 days after the date of consummation of the Merger to the date of such judgment, on the amount determined to be the fair value of their Dissenting Shares.

        However, if a Dissenting Shareholder fails to properly exercise or effectively withdraws or loses rights for an appraisal of its Dissenting Shares under Article 5.12 that Dissenting Shareholder will then have its Dissenting Shares deemed to be canceled and terminated, as of the effective time of the Merger, and the Dissenting Shares will represent solely the right to receive the consideration paid in the Merger as provided in the Merger Agreement, upon surrender of such AMX shareholder's certificate or certificates representing such Shares in the manner provided in the Merger Agreement.

        AMX will provide Thrall Omni and Subcorp the following concerning any demand for appraisal:

    •
    any written objection to the Merger and notice of exercise filed with AMX prior to the taking of any vote or written consent of the AMX shareholders;

    •
    prompt notice of any demands for appraisal received by AMX, withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by AMX; and

    •
    the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair market value under the TBCA.

        AMX will not, except with Thrall Omni's prior written consent, make any payment with respect to any demands, or offer to settle, or settle, any demands.

        Thrall Omni does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Dissenting Shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Dissenting Shares. Thrall Omni intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Dissenting Share is less than the price paid in the Merger. In this regard, AMX shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the opinion of Seven Hills Partners LLC described in this Offer to Purchase) are not necessarily opinions as to fair value under Article 5.12.

        The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the TBCA which will be provided to AMX shareholders who do not tender Shares into the Offer. AMX shareholders who tender shares in the Offer will not have appraisal rights.

        (g)   "Going Private" Transactions.  The Commission has adopted Rule 13e-3 promulgated under the Securities Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Securities Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Thrall Omni and Subcorp believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the AMX shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

        (h)   Plans for AMX.  In connection with the Offer, Thrall Omni and Subcorp have reviewed and will continue to review various possible business strategies that they might consider in the event that Subcorp acquires control of AMX, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in AMX's business, corporate structure, capitalization and management. Upon the consummation of the Merger, AMX will become a wholly-owned subsidiary of Thrall Omni.

        The AMX Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Subcorp pursuant to the Offer, the AMX Board may be required to submit the Merger Agreement to the AMX shareholders for their approval. AMX has agreed to obtain AMX shareholder approval of the Merger Agreement and the Merger, if required, as promptly as practicable following the consummation of the Offer, and to promptly prepare and file with the Commission an information or proxy statement relating to the Merger and the Merger Agreement and cause the information or proxy statement to be mailed to the AMX shareholders. If AMX shareholder approval is required, the Merger Agreement must be approved by the affirmative vote of holders of a majority of the outstanding Shares.

        If the Minimum Condition is satisfied, Subcorp will have sufficient voting power to approve the Merger Agreement by written consent or at a duly convened meeting of the AMX shareholders without the affirmative vote of any other AMX shareholder. Subcorp has agreed to vote for or enter into a written consent with respect to all Shares acquired by Subcorp in the Offer to cause the approval of the Merger. If Subcorp acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer, the Merger will be consummated without a meeting of AMX shareholders and without the approval of the AMX shareholders. The Merger Agreement provides that Subcorp will be merged with and into AMX and that Subcorp's Articles of Incorporation, as in effect immediately prior to the Effective Time, will be amended as of the Effective Time so as to contain only the provisions contained immediately prior to the Effective Time in Subcorp's Articles of Incorporation attached as Annex B to the Merger Agreement and Subcorp's By-laws will be the Surviving Corporation's Certificate of Incorporation and the Surviving Corporation's By-laws following the Merger.

        (i)    Recent Developments Relating to AMX.  On February 16, 2005, a complaint was filed against AMX, Robert Carroll, and the other AMX directors in the 380th Judicial District Court, Collin County, Texas. The complaint purports to be brought as a class action on behalf of AMX's shareholders. The complaint alleges that AMX, Robert Carroll and the other AMX directors breached their fiduciary duties by approving the terms of the proposed Merger. The complaint seeks an order preventing AMX from proceeding with the Merger, along with other injunctive and monetary relief in an unspecified amount. AMX believes the complaint is without merit and intends to vigorously contest the action.

12.   Source and Amount of Funds

        Subcorp estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $318 million. Thrall Omni and DII will ensure that Subcorp has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Thrall Omni and DII have available the necessary funds from their respective ongoing free cash flow and working capital to complete the Offer and the Merger, and will cause Subcorp to have sufficient funds available to complete the Offer and the Merger.

13.   Dividends and Distributions

        The Merger Agreement provides that, without the prior written consent of Thrall Omni, AMX will not, and will not permit any of its subsidiaries to, prior to the Effective Time: (A) adjust, split, combine or reclassify AMX capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of AMX capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of AMX capital stock or that of its subsidiaries, other than dividends or distributions by any wholly owned subsidiaries of AMX to AMX or to a wholly owned, United States-based subsidiary of AMX, (C) grant any person any right or option to acquire any shares of AMX capital stock or that of its subsidiaries, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of AMX capital stock, voting debt, or any securities or obligations convertible into or exchangeable or exercisable for any shares of AMX capital stock, voting debt, or such securities (except pursuant to the exercise of outstanding options to purchase Shares) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of AMX capital stock or that of its subsidiaries.

14.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer (subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Securities Exchange Act), Subcorp shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any Shares, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares that represents at least a majority (determined on a fully diluted basis to include all outstanding stock options and any other rights to acquire Shares on the date of purchase) of all outstanding Shares, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall have occurred and continued to exist:

          (a)   a provision of any applicable law or a judgment, injunction, order or decree by a Governmental Authority shall prohibit or enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or shall make consummation of the Offer or the Merger illegal;

          (b)   there shall be pending any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation by any Governmental Authority (1) seeking to restrain or prohibit the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking to obtain from AMX, Thrall Omni or Subcorp any damages that are material in relation to AMX and its subsidiaries, taken as a whole, (2) by any Governmental Authority seeking to prohibit or materially limit the ownership or operation by Thrall Omni, AMX or any of their respective subsidiaries of, or to compel Thrall Omni, AMX or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Thrall Omni, AMX or any of their respective subsidiaries, in each case, as a result of the purchase of Shares pursuant to the Offer or the Merger, (3) seeking to impose limitations on the ability of Thrall Omni to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the Surviving Corporation shareholders, or (4) seeking to prohibit Thrall Omni or any of its subsidiaries from effectively controlling in any material respect the business or operations of AMX or any of its subsidiaries;

          (c)   any of the representations and warranties of AMX set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect (as defined below), shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty that speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (1) have a Material Adverse Effect on AMX or Thrall Omni, (2) prevent or materially delay the consummation of the Offer or (3) in the case of the representation and warranty contained in Section 5.4(a) of the Merger Agreement, materially increase the cost to Subcorp of consummating the Offer;

          (d)   AMX shall have not performed or not complied with all agreements and covenants required to be performed by it under the Merger Agreement, which failure to perform has not been cured within 15 business days after the receipt of notice thereof shall have been received by AMX;

          (e)   since the date of the Merger Agreement, except to the extent set forth in the related disclosure schedule, there shall be any change, development or event that has a Material Adverse Effect on AMX; or

          (f)    AMX and Thrall Omni and Subcorp shall have reached an agreement in writing that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Thrall Omni and Subcorp, may be asserted by Thrall Omni or Subcorp, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Thrall Omni or Subcorp in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Thrall Omni or Subcorp at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        As defined in the Merger Agreement, a "Material Adverse Effect" with respect to any party to the Merger Agreement shall mean, as to such party, any change, development, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on (A) the business (including with respect to AMX, the loss of three or more members of AMX's senior management team), results of operations or financial condition of such party and its subsidiaries, taken as a whole, except for changes, developments, events or occurrences resulting from: (i) general economic conditions in the United States, Western Europe or globally to the extent such changes do not affect such party to a materially disproportionate degree relative to other entities operating in the industry or industries in which such party competes, (ii) changes in GAAP or (iii) in the case of AMX, any decrease in the market price of the Shares, provided, however, that any change, development, event or occurrence underlying such decrease shall be taken into account for purposes of this definition to the extent such change, development, event or occurrence would otherwise constitute or contribute to a Material Adverse Effect on AMX or (B) the ability of such party to consummate the transactions contemplated by the Merger Agreement.

15.   Legal Matters; Required Regulatory Approvals

        Except as set forth in this Offer to Purchase, based on Thrall Omni's and Subcorp's review of publicly available filings by AMX with the Commission and other information regarding AMX, neither Thrall Omni nor Subcorp is aware of any licenses or regulatory permits that appear to be material to the business of AMX and its subsidiaries, taken as a whole, and that might be adversely affected by Subcorp's acquisition of Shares in the Offer. In addition, neither Thrall Omni nor Subcorp is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act (discussed below) that would be required for Subcorp's acquisition or ownership of the Shares. Should any such approval or other action be required, Thrall Omni and Subcorp expect to seek such approval or action, except as described under "—State Takeover Laws." Should any such approval or other action be required, Thrall Omni and Subcorp cannot be certain that Thrall Omni and Subcorp would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to AMX's or its subsidiaries' businesses, or that certain parts of AMX's, Thrall Omni's, Subcorp's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Subcorp may not be required to purchase any Shares in the Offer. See the "Introduction" to this Offer to Purchase and Section 14—"Conditions of the Offer" for a description of the conditions to the Offer.

        State Takeover Laws.    AMX is incorporated in Texas and is subject to Article 13.03 of the TBCA. Article 13.03 of the TBCA contains an "anti-takeover" provision which is referred to in this Offer to Purchase as the "Texas Business Combination Law." The Texas Business Combination Law generally prohibits an "issuing public corporation" from, directly or indirectly, entering into or engaging in a "business combination" (i.e. any merger, share exchange or conversion of an issuing public corporation or a subsidiary) with an "affiliated shareholder" during the three-year period immediately following the affiliated shareholder's share acquisition date unless the board of directors of the issuing public corporation approved of the affiliated shareholder's share acquisition in advance. One becomes an "affiliated shareholder" of a corporation by beneficially owning, directly or indirectly 20% or more of the outstanding voting shares of the issuing public corporation. Pursuant to Article 13.02.A(3) of the TBCA, a person or entity (and its affiliates and associates) will be considered a "beneficial owner" of shares owned by another person or entity if there is an agreement, arrangement or understanding, whether or not in writing, to acquire, hold, vote or dispose of the shares. However, on February 15, 2005, the AMX Board approved of Thrall Omni and Subcorp becoming affiliated shareholders and approved the Offer and the Merger and the other transactions contemplated by the Merger Agreement and the Support Agreements, and by doing so, made the Texas Business Combination Law inapplicable to the Offer, the Merger and the transactions contemplated by those agreements.

        A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Article 13.03) purport to apply to the Offer or the Merger, Thrall Omni and Subcorp believe that those laws conflict with United States federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Except as set forth in this Offer to Purchase, Thrall Omni and Subcorp have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Thrall Omni and Subcorp reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Thrall Omni and Subcorp take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Thrall Omni and Subcorp may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Thrall Omni and Subcorp might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Subcorp may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the related rules and regulations that have been issued by the United States Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Thrall Omni by virtue of Subcorp's acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Thrall Omni filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 18, 2005, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 7, 2005, unless earlier terminated by the FTC or the Antitrust Division or Thrall Omni receives a request for additional information or documentary material prior to that time. If, within the 15 calendar day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Thrall Omni, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Thrall Omni's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Thrall Omni's consent. The FTC or the Antitrust Division may terminate the additional ten calendar day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although AMX is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither AMX's failure to make those filings nor a request made to AMX from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Thrall Omni's acquisition of Shares in the Offer and the Merger. At any time before or after Subcorp's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Thrall Omni, Subcorp, AMX or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—"Conditions of the Offer."

        Based upon an examination of publicly available information relating to the businesses in which AMX is engaged, Thrall Omni and Subcorp believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, Thrall Omni and Subcorp cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—"Conditions of the Offer."

16.   Fees and Expenses

        Goldman Sachs & Co., Inc. ("Goldman Sachs") has provided certain financial advisory services to DII and Thrall Omni in connection with the Offer and the Merger and is acting as Dealer Manager in connection with the Offer. In addition, DII has agreed to pay Goldman Sachs reasonable and customary compensation for its services as financial advisor and as Dealer Manager and DII will reimburse Goldman Sachs for certain out-of-pocket expenses. DII has also agreed to indemnify Goldman Sachs and related parties against certain liabilities in connection with Goldman Sachs' engagement, including certain liabilities under the United States federal securities laws. In the ordinary course of business, Goldman Sachs, its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        DII has retained Georgeson Shareholder Communications, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the AMX shareholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. DII will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. DII has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws. In addition, DII has retained The Bank of New York as the Depositary. DII will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the United States federal securities laws.

        Except as set forth above, none of DII, Thrall Omni or Subcorp will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. DII will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.   Miscellaneous

        Neither DII, Thrall Omni nor Subcorp is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If DII, Thrall Omni or Subcorp becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, DII, Thrall Omni and Subcorp will make a good faith effort to comply with that state statute. If, after a good faith effort, DII, Thrall Omni and Subcorp cannot comply with the state statute, Subcorp will not make the Offer to, nor will Subcorp accept tenders from or on behalf of, the AMX shareholders in that state. DII, Thrall Omni and Subcorp have filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Securities Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, AMX has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Securities Exchange Act, setting forth the recommendation of the AMX Board with respect to the Offer and the reasons for the recommendation of the AMX Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the Commission in the manner set forth under Section 8—"Information Concerning AMX" and Section 9—"Information Concerning DII, Thrall Omni and Subcorp."

        None of DII, Thrall Omni or Subcorp has authorized any person to give any information or to make any representation on behalf of DII, Thrall Omni or Subcorp not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of DII, Thrall Omni, Subcorp, AMX or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                      AMHERST ACQUISITION CO.

February 24, 2005

Schedule I

        1.    Directors and Executive Officers of DII.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of DII. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Duchossois Industries, Inc., 845 Larch Avenue, Elmhurst, Illinois 60126, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Craig J. Duchossois	Mr. Duchossois is the Chief Executive Officer and a director of Duchossois Industries, Inc. Mr. Duchossois is also the Chairman and President of Thrall Omni. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, LaSalle National Bank and Trinity Industries, Inc.
Kimberly T. Duchossois	Director of Duchossois Industries, Inc. Ms. Duchossois is also a director of Thrall Omni.
R. Bruce Duchossois
Director of Duchossois Industries, Inc. Mr. Duchossois is also the President of D&W Properties, Inc. Mr. Duchossois' business address is 494 Powderhouse Road, SE, Aiken, South Carolina 29801. Mr. Duchossois is a director of Thrall Omni.
Richard L. Duchossois
Mr. Duchossois is Chairman of Duchossois Industries, Inc. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated and Kentucky Speedway, LLC, and is Chairman of Arlington Park Racecourse, LLC. Mr. Duchossois is also Vice Chairman of Thrall Omni.
Dayle P. Duchossois-Fortino	Director of Duchossois Industries, Inc. Ms. Duchossois-Fortino is also a director of Thrall Omni.
Robert L. Fealy
Mr. Fealy is the Chief Financial Officer and a director of Duchossois Industries, Inc. Mr. Fealy is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, Pella Corporation, Brivo Systems, Aura Communications and Illinois Venture Capital Association. Mr. Fealy is also the Chief Financial Officer and a director of Thrall Omni.
David L. Filkin	Vice President, Secretary and General Counsel of Duchossois Industries, Inc. Mr. Filkin is a director of Interlink Networks and SmartSignal Corporation. Mr. Filkin is also Secretary of Thrall Omni.
Michael E. Flannery
Director of Duchossois Industries, Inc. Mr. Flannery has been a consultant to Trinity Industries, Inc. since November 2004; Chief Executive Officer, Trinity Rail Group, LLC, October 2001 to October 2004; Chief Administrative Officer, Duchossois Industries, Inc., June 1995 to October 2001. Mr. Flannery's business address is 2525 Stemmons Freeway, Dallas, Texas 75207. Mr. Flannery is also a director of Thrall Omni and The Chamberlain Group, Inc.

Charles A. Mapp	Director of Duchossois Industries, Inc. and retired executive. Mr. Mapp is a director of Duchossois Industries, Inc., The Chamberlain Group, Inc. and Thrall Omni.
Colleen M. O'Connor	Vice President and Treasurer of Duchossois Industries, Inc. Ms. O'Connor is also a Vice President and Treasurer of Thrall Omni.
Mary Wong	Vice President of Tax of Duchossois Industries, Inc. Ms. Wong is also Assistant Treasurer and Assistant Secretary of Thrall Omni.

        2.    Directors and Executive Officers of Thrall Omni.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Thrall Omni. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Thrall Omni Company, Inc., 845 Larch Avenue, Elmhurst, Illinois 60126, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Craig J. Duchossois	Chairman and President of Thrall Omni. Mr. Duchossois is also the Chief Executive Officer and a director of Duchossois Industries, Inc. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, LaSalle National Bank and Trinity Industries, Inc.
Kimberly T. Duchossois	Director of Thrall Omni. Ms. Duchossois is also director of Duchossois Industries, Inc.
R. Bruce Duchossois
Director of Thrall Omni. Mr. Duchossois is also the President of D&W Properties, Inc. Mr. Duchossois' business address is 494 Powderhouse Road, SE, Aiken, South Carolina 29801. Mr. Duchossois is a director of Duchossois Industries, Inc.
Richard L. Duchossois
Vice Chairman of Thrall Omni. Mr. Duchossois is also Chairman of Duchossois Industries, Inc. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated and Kentucky Speedway, LLC, and is Chairman of Arlington Park Racecourse, LLC.
Dayle P. Duchossois-Fortino	Director of Thrall Omni. Ms. Duchossois-Fortino is also a director of Duchossois Industries, Inc.
Robert L. Fealy
Director and Chief Financial Officer of Thrall Omni. Mr. Fealy is also the Chief Financial Officer and a director of Duchossois Industries, Inc. Mr. Fealy is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, Pella Corporation, Brivo Systems, Aura Communications and Illinois Venture Capital Association.
David L. Filkin	Secretary of Thrall Omni. Mr. Filkin is also a Vice President, Secretary and General Counsel of Duchossois Industries, Inc. Mr. Filkin is a director of Interlink Networks and SmartSignal Corporation.

Michael E. Flannery
Director of Thrall Omni. Mr. Flannery has been a consultant to Trinity Industries, Inc. since November 2004; Chief Executive Officer, Trinity Rail Group, LLC, October 2001 to October 2004; Chief Administrative Officer, Duchossois Industries, Inc., June 1995 to October 2001. Mr. Flannery's business address is 2525 Stemmons Freeway, Dallas, Texas 75207. Mr. Flannery is also a director of Duchossois Industries, Inc. and The Chamberlain Group, Inc.
Charles A. Mapp	Director of Thrall Omni and retired executive. Mr. Mapp is a director of Duchossois Industries, Inc. and The Chamberlain Group, Inc.
Colleen M. O'Connor	Vice President and Treasurer of Thrall Omni. Ms. O'Connor is also a Vice President and Treasurer of Duchossois Industries, Inc.
Mary Wong	Assistant Treasurer and Assistant Secretary of Thrall Omni. Ms. Wong is also the Vice President of Tax of Duchossois Industries, Inc.

3.     Directors and Executive Officers of Subcorp

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Subcorp. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Thrall Omni. The business address of each of these individuals is c/o Amherst Acquisition Co., 845 Larch Avenue, Elmhurst, Illinois 60126, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Craig J. Duchossois	Director and President of Subcorp since its formation in February 2005. Mr. Duchossois is also the Chief Executive Officer and a director of Duchossois Industries, Inc. and Chairman and Vice President of Thrall Omni. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, LaSalle National Bank and Trinity Industries, Inc.
Richard L. Duchossois
Director of Subcorp since its formation in February 2005. Mr. Duchossois is also Chairman of Duchossois Industries, Inc. and Vice Chairman of Thrall Omni. Mr. Duchossois is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated and Kentucky Speedway, LLC, and is Chairman of Arlington Park Racecourse, LLC.
Robert L. Fealy
Director and Chief Financial Officer of Subcorp since its formation in February 2005. Mr. Fealy is also the Chief Financial Officer and a director of Duchossois Industries, Inc. and is a director and Chief Financial Officer of Thrall Omni. Mr. Fealy is a director of The Chamberlain Group, Inc., Churchill Downs Incorporated, Pella Corporation, Brivo Systems, Aura Communications and Illinois Venture Capital Association.

David L. Filkin
Secretary of Subcorp since its formation in February 2005. Mr. Filkin is a Vice President, Secretary and General Counsel of Duchossois Industries, Inc. and is the Secretary of Thrall Omni. Mr. Filkin is a director of Interlink Networks and SmartSignal Corporation.
Colleen M. O'Connor	Treasurer of Subcorp since its formation in February 2005. Ms. O'Connor is a Vice President and Treasurer of Duchossois Industries, Inc. and a Vice President and Treasurer of Thrall Omni.
Mary Wong
Assistant Treasurer and Assistant Secretary of Subcorp since its formation in February 2005. Ms. Wong is the Vice President of Tax of Duchossois Industries, Inc. and is the Assistant Treasurer and Assistant Secretary of Thrall Omni.

        Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each AMX shareholder or the AMX shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Hand Delivery:	By Mail:	By Overnight Courier:
The Bank of New York Reorganization Services 101 Barclay Street, 1-E Receive and Deliver Window New York, NY 10286	The Bank of New York Reorganization Services P.O. Box 859208 Braintree, MA 02185-9208	The Bank of New York Reorganization Services 161 Bay State Road Braintree, MA 02184

For Notice of Guaranteed Delivery
(for Eligible Institutions Only)
By Facsimile Transmission: (781) 380-3388
To Confirm Facsimile Transmission Only:
(781) 843-1833, Ext. 200

        You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Thrall Omni's expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers call: (212) 440-9800
or
All Others Call Toll-Free: (877) 278-9676
 The Dealer Manager for the Offer is:
GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004
(212) 902-1000
(800) 323-5678 (Toll-Free)

QuickLinks

OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF AMX CORPORATION AT $22.50 NET PER SHARE BY AMHERST ACQUISITION CO. A WHOLLY-OWNED SUBSIDIARY OF THRALL OMNI COMPANY, INC. AN AFFILIATE OF DUCHOSSOIS INDUSTRIES, INC.
IMPORTANT
TABLE OF CONTENTS
Summary Term Sheet
Frequently Asked Questions
Introduction
Schedule I